Exhibit 10.1

AMENDED AND RESTATED
ASSET PURCHASE AGREEMENT

BY AND AMONG

SUPERFLY ADVERTISING, INC., A DELAWARE CORPORATION F/K/A MORLEX, INC.,
AND ITS WHOLLY-OWNED SUBSIDIARY, SUPERFLY ADVERTISING, INC.,
AN INDIANA CORPORATION

AND

COMMERCE PLANET, INC., A UTAH CORPORATION,
LEGACY MEDIA LLC, A CALIFORNIA LIMITED LIABILITY COMPANY, AND
CONSUMER LOYALTY GROUP LLC, A CALIFORNIA LIMITED LIABILITY COMPANY

DATED AS OF DECEMBER 16, 2008

Section 4.22.	Ethical Practices.	26
Section 4.23.	Privacy Laws; FTC.	26
Section 4.24.	Vote Required.	26
Section 4.25.	No Dissenter’s Rights.	27
Section 4.26.	Parent Public Filings.	27
Section 4.27.	Associated Liabilities	26
Section 4.28.	Disclosure.	27

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SUPERFLY PARENT and PURCHASER		28

Section 5.1.	Organization.	28
Section 5.2.	Authorization.	28
Section 5.3.	Absence of Restrictions and Conflicts.	28
Section 5.4.	Superfly Parent Public Filings.	29
Section 5.5.	Brokers, Finders and Investment Bankers.	29

ARTICLE VI THE LOAN		29

Section 6.1.	Loan.	29
Section 6.2.	Note.	29
Section 6.3.	Guaranty; Pledge Agreement.	30

ARTICLE VII CERTAIN COVENANTS AND AGREEMENTS		30

Section 7.1.	Conduct of Business of the Sellers.	30
Section 7.2.	Inspection and Access to Information.	33
Section 7.3.	Notices of Certain Events.	34
Section 7.4.	No Solicitation of Transactions.	34
Section 7.5.	Reasonable Efforts; Further Assurances; Cooperation.	35
Section 7.6.	Consents.	36
Section 7.7.	Public Announcements.	36
Section 7.8.	Supplements to Schedules.	37
Section 7.9.	Insurance.	37
Section 7.10.	Non-Competition and Confidentiality.	37
Section 7.11.	Risk of Loss.	39
Section 7.12.	Name Change.	40
Section 7.13.	Employment Agreements with Key Employees.	40
Section 7.14.	Registration of Shares; Distribution to Parent Shareholders.	40
Section 7.15.	Shareholder Consents.	40
Section 7.16.	Audited Financial Statements; Financial Data.	41
Section 7.17.	Exhibits.	41
Section 7.18.	FTC Proceedings	41
Section 7.19.	Issuance of Parent Common Stock to Superfly Parent/Conversion of Note	41

ARTICLE VIII TAX and employee MATTERS		42

Signatures
Exhibits
Schedules

LIST OF EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Note, Guaranty and Pledge Agreement
Exhibit C	Form of Employment Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Bill of Sale
Exhibit F	Form of Assignment and Assumption Agreement
Exhibit G	Form of Intellectual Property Assignment
Exhibit H	Form of Escrow Agreement

LIST OF SCHEDULES

Schedule 2.2(a)	Interests in Real Property
Schedule 2.2(b)	Tangible Assets
Schedule 2.2(c)	Assumed Contracts
Schedule 2.2(i)	Permits
Schedule 2.2(l)	Transferred Insurance Policies
Schedule 2.3	Non-Transferable Permits
Schedule 2.4	Associated Liabilities
Schedule 4.1	Qualifications to Do Business
Schedule 4.3	Governmental Entity Consents
Schedule 4.4	Leased Real Property
Schedule 4.5	Title to Assets
Schedule 4.6	Financial Statements
Schedule 4.7	Accounts Receivable; Indebtedness
Schedule 4.8	Undisclosed Liabilities
Schedule 4.9	Certain Changes
Schedule 4.10(a)	Legal Proceedings
Schedule 4.10(b)	Criminal Sanctions, etc.
Schedule 4.11	Compliance with Law
Schedule 4.12(a)	Seller Contracts
Schedule 4.12(b)	Contract Consents
Schedule 4.13(a)	Insurance Policies
Schedule 4.13(b)	Contracts with Insurance Requirements
Schedule 4.14	Environmental, Health and Safety Matters
Schedule 4.15	Intellectual Property Rights
Schedule 4.16	Transactions with Affiliates
Schedule 4.17(a)	Customer Relations
Schedule 4.17(b)	Supplier Relations
Schedule 4.19	Permits
Schedule 4.20	Brokers, Finders and Investment Bankers Employed by the Parent or any Seller
Schedule 4.21	Taxable Years Audited and Assessments
Schedule 4.21 (c)	Tax Years with Audited Returns
Schedule 4.23	Privacy Laws; FTC
Schedule 4.26	Parent Public Filings
Schedule 6.2	Pledged Accounts
Schedule 7.13	Key Employees
Schedule 7.18	Stipulated Order for Permanent Injunction and Settlement of Claims for Monetary Relief
Schedule 9.2(h)	Consents

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 16, 2008, is made and entered into by and among Superfly Advertising, Inc., a Delaware corporation f/k/a Morlex, Inc. (the “Superfly Parent”), Superfly Advertising, Inc., an Indiana corporation, and a wholly-owned subsidiary of Superfly Parent (the “Purchaser”), Commerce Planet, Inc., a Utah corporation (the “Parent”), Legacy Media LLC, a California limited liability company and wholly-owned subsidiary of the Parent (“Legacy”), and Consumer Loyalty Group, LLC, a California limited liability company and wholly-owned subsidiary of the Parent (“CLG” and collectively with Legacy, the “Sellers”).  Legacy and CLG are sometimes individually referred to herein as “Seller” and collectively as the “Sellers.”  Superfly Parent, the Purchaser, the Parent, Legacy and CLG are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.        Legacy and CLG are in the business of internet marketing and advertising.

B.        On September 16, 2008, the Parties entered into an asset purchase agreement (the “Prior Agreement”) pursuant to which the Sellers proposed to sell to the Purchaser, and the Purchaser proposed to purchase from the Sellers, certain assets used or held for use by the Sellers in the conduct of the Business as a going concern, and the Purchaser proposed to assume certain of the liabilities and obligations of the Sellers, all as more fully set forth in the Prior Agreement and this Agreement (the “Acquisition”).

C.        The Parties desire to amend and restate in its entirety the Prior Agreement and enter into this Agreement all upon the terms and conditions hereinafter set forth.  Upon execution of this Agreement, the Parties agree that the Prior Agreement shall no longer be of any force or effect.

D.        As an inducement and condition to the willingness of Purchaser and Superfly Parent to enter into this Agreement, certain shareholders of Parent (each, a “Voting Agreement Shareholder” and collectively, the “Voting Agreement Shareholders”), representing in the aggregate approximately 35% of the issued and outstanding shares of common stock, par value $0.001 per share, of the Parent (the “Parent Common Stock”), have entered into a Voting Agreement, dated as of the date hereof, with Superfly Parent (the “Voting Agreement”), pursuant to which each Voting Agreement Shareholder has agreed, among other things, to vote such Voting Agreement Shareholder’s shares of Parent Common Stock in favor of approval of this Agreement, the Acquisition and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement.  A form of the Voting Agreement is attached hereto as Exhibit A.

D.        The Parties desire to make certain representations, warranties and agreements in connection with the Acquisition.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.       Definitions.

The following Terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, (i) a director or officer of such person, or a shareholder owning 5% or more of the outstanding voting securities of such person, (ii) a spouse, parent, sibling or descendant of such person (or spouse, parent, sibling or descendant of any director or executive officer of such Persons), and (iii) any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Business” means the business of internet marketing and advertising conducted by the Sellers, but excluding e-commerce.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral contract, loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, understanding, purchase order or other agreement, instrument, concession, franchise or license.

“EBITDA” means for any given period, an amount equal to (a) the net income of the Business for that period; plus (b) the total of the interest, tax, depreciation and amortization expenses used in computing net income of the Business for that period as determined in accordance with GAAP.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FTC” means the Federal Trade Commission.

“GAAP” means generally accepted accounting principles employed in the United States.

“Governmental Entity” means any federal, state or local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“Hazardous Materials” mean any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products or any constituent of any such substance or waste, the use, handling or disposal of which by the Parent or any Seller is in any way governed by or subject to any applicable Environmental Law.

“Indebtedness” means indebtedness for borrowed money, reimbursement obligations with respect to letters of credit and similar instruments, obligations incurred, issued or assumed as the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business consistent with past practice), obligations under leases that are or should be capitalized under GAAP, obligations of others secured (or, for which the holder of such indebtedness has an existing right, contingent or otherwise, to be so secured) by any Liens on the Assets and obligations in respect of guarantees of any of the foregoing or other agreement to maintain any financial statement condition of another Person, in each case, whether or not matured, liquidated, fixed, or contingent, and without duplication.  The term “Indebtedness” shall mean the amount required to retire such Indebtedness on the date in question and includes all principal, interest, fees, expenses, prepayment penalties and other similar obligations owed in respect of any outstanding Indebtedness.

“Intellectual Property Right” means all Copyrights, Patents, Know-How, Trademarks and other intellectual or proprietary rights or property and the rights to obtain renewals, extensions, continuations or similar legal protections.  For purposes of this definition “Copyrights” shall mean registered or unregistered claims of copyright, assignments of copyright, design rights, rights to mask works and database rights, and registrations and applications for registration of any of the foregoing; “Know-How” shall mean methods, devices, technology, software, trade secrets, designs, drawings, know-how, show-how, technical and training manuals and documentation, contact information, book of business, franchises, customer lists, client lists, instructions, marketing materials, advertising records, research records, sales and promotional materials, files, correspondences, reports, records  and other proprietary information, including proprietary processes, procedure, designs and formulae, and invention disclosures and rights in inventions; “Patents” shall mean United States patents and United States patent applications, continuations, continuations-in-part, divisions, reissues, re-exam certificate, extensions, and foreign counterparts of such patents and related items; and “Trademarks” shall mean (i) United States registered trademarks and United States registered service marks, applications for registration of such trademarks and service marks, renewal registrations and applications for renewal registrations, extensions and foreign counterparts of such registered trademarks, registered service marks and related items; (ii) unregistered trademarks and service marks; (iii) corporate names, business names, logos, fictitious business names, and trade names, whether registered or unregistered; and (iv) internet domain names and associated addresses and URLs.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” of any Person means (a) the actual knowledge of such Person or its officers and directors and (b) that knowledge which should have been acquired by such Person or its officers and directors after making such due inquiry and exercising such due diligence as a prudent businessperson would have made or exercised in the management of his or her business affairs, including due inquiry of those officers, directors and key employees of such Person who could reasonably be expected to have actual knowledge of the matters in question.

“Law” means any law (both common and statutory law and civil and criminal law), treaty, convention, rule, directive, legislation, ordinance, regulatory code (including, without limitation, statutory instruments, guidance notes, circulars, directives, decisions, rules and regulations) or similar provision having the force of law or an Order of any Governmental Entity or any self regulatory organization.

“Liability” means any actual or potential liability or obligation (including as related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, or encumbrance of any kind in respect of such property or asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence that, individually or in the aggregate, is or could be reasonably likely to be materially adverse to the condition (financial or otherwise), results of operations, prospects, properties, assets or liabilities (including, without limitation, contingent liabilities) of the Business, the Assets or the Assumed Liabilities taken as a whole.  A Material Adverse Effect shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that (when taken together with all other adverse state of facts, changes, events, effects or occurrences that have occurred or been threatened) is or could be reasonably likely to prevent or materially delay the performance by a Party of any of their respective obligations under this Agreement or the consummation of the transactions contemplated hereby; provided that the term “Material Adverse Effect” shall not include any change arising from the following events, but only to the extent not disproportionately affecting the Business (a) changes in the United States or foreign economies or securities markets in general, any state, province or locality in which any Party (or any subsidiaries of such Party) conducts business or a Party’s industry in general, (b) changes in any law, regulation, rule, ordinance, policy, mandate, guideline or other requirement of any governmental authority (including changes in interpretations of any of the foregoing by courts or government entities, agencies or authorities), (c) any adverse change in or effect on the business of a Party that is cured in all material respects before the Closing Date, (d) changes in GAAP, or (e) acts of war, major hostilities or terrorism.

“Orders” means judgments, writs, decrees, compliance agreements, injunctions or judicial or administrative orders and legally binding determinations of any Governmental Entity or arbitrator.

“Parent Articles” shall mean the articles of incorporation of Parent, as amended, as on file with the Division of Corporations and Commercial Code of the State of Utah and in effect as of the date of this Agreement.

“Parent Bylaws” shall mean the bylaws of Parent as amended to date.

“Permits” means all permits, licenses, authorizations, filings or registrations, franchises, approvals, certificates, exemptions, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent and (c) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of such parcel by the Parent or any Seller, (ii) have more than an immaterial effect on the value thereof or their use or (iii) would impair the ability of such parcel to be sold for their present use.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Proceedings” means actions, suits, claims, reviews, and investigations and legal, administrative or arbitration proceedings.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Employee Benefit Plan” means each plan, fund, program, agreement or arrangement (a) with respect to which either Seller or Parent has any liability, whether actual or contingent, direct or indirect covering the employees of the Business and (b) which provide employee benefits or for the remuneration, direct or indirect, of employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of the Business that together with the Parent or any Seller would be a single employer within the meaning of Section 414 of the Code (whether written or oral), including, without limitation, each “welfare” plan (within the meaning of Section 3(1) of ERISA) and each “pension” plan (within the meaning of Section 3(2) of ERISA).

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity.

“Tax Return” shall mean any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“Utah Act” shall mean the Utah Revised Business Corporation Act.

Section 1.2.       Other Definitions.

Each of the following terms is defined in the Section set forth opposite such term:

Terms	Section

Acquisition	Recitals
Agreement	Preamble
Ancillary Documents	4.2(a)
Assets	2.1
Assignment and Assumption Agreement	9.2(g)(ii)
Associated Liabilities	2.4(b)
Assumed Contracts	2.2(c)
Assumed Liabilities	2.4(b)
Audited Financial Statements	4.6(b)
Bill of Sale	9.2(g)(i)
Cash	3.1
Channel Marketing	2.3(g)
Claims Period	12.4
CLG	Preamble
Closing	Article X
Closing Date	Article X
Closing Payment	3.1(b)
Customers	4.17(a)
Deposit	3.1(b)
Installment Payment(s)	3.1(b)
Employment Agreement	7.13
Employment Agreements	7.13
Escrow Agent	3.1(b)
Escrow Agreement	3.1(b)
Excluded Assets	2.3
Excluded Liabilities	2.5
Financial Statements	4.6(b)

FTC Claims	12.1(h)
Governmental Approvals	4.19
Guaranty	6.3
Indemnified Party	12.3(a)
Indemnifying Party	12.3(a)
Interim Balance Sheet	4.6(a)
Intellectual Property Assignment Agreement	9.2(g)(iii)
Key Employees	7.13
Leased Real Property	4.4(a)
Legacy	Preamble
Loan	6.1
Material Contracts	4.12(c)
Non-Assignable Contracts	7.6
Non-Compete Period	7.10
Note	6.2
Note Amount	11.2(a)
Owned Real Property	4.4(a)
Parent	Preamble
Parent Board	7.15
Parent Common Stock	Recital C
Parent Termination Fee	11.2(b)
Parties	Preamble
Party	Preamble
Pledged Accounts	6.2
Pledge Agreement	6.3
Purchase Price	3.1
Purchaser	Preamble
Purchaser Common Stock	3.1
Purchaser Indemnified Parties	12.1
Purchaser Losses	12.1
Purchaser Representative(s)	7.1
Purchaser Termination Fee	11.2(c)
SEC	7.1(s)
Seller	Preamble
Seller Indemnified Parties	12.2
Seller Losses	12.2
Sellers	Preamble
Shareholder Consents	4.24
Shares	3.1
Signing Payment	3.1(b)
Superfly Parent	Preamble
Suppliers	4.17(b)
Termination Date	11.1
Termination Shares	11.2(c)(x)(B)
Transfer Taxes	8.2
Transferred Insurance Policies	2.2(n)

Unaudited Balance Sheet	4.6
Unaudited Balance Sheet Date	4.5
Unaudited Financial Statements	4.6
Voting Agreement	Recital C
Voting Shareholder(s)	Recital C
Yearly Financial Statements	4.6

ARTICLE II
PURCHASE AND SALE

Section 2.1.       Agreement to Purchase and Sell.

Subject to the terms and conditions of this Agreement, at the Closing and except for the Excluded Assets, each Seller shall grant, sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from each Seller, all right, title and interest of the Sellers in, to and under the assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned or held for use or used in the conduct of the Business by the Sellers (which assets, properties and rights are collectively referred to in this Agreement as the “Assets”), free and clear of all Liens, other than Permitted Liens, and the Purchaser will assume the Assumed Liabilities (as hereinafter defined).

Section 2.2.       Assets.

Except as otherwise expressly set forth in Section 2.3, the Assets shall include, without limitation, the following assets, properties and rights of each Seller as of the close of business on the Closing Date:

(a)                     all leases of, easements upon or options for easements upon, and other interests in, real property solely or primarily used in connection with the Business, as set forth on Schedule 2.2(a);

(b)                     all furniture, fixtures, equipment, inventory, computer hardware, and all other tangible assets and personal property, which is used or held for use in the operation of the Business, including as set forth on Schedule 2.2(b);

(c)                     the Contracts and Contract rights of the Sellers with respect to the Business set forth on Schedule 2.2(c) (collectively, the “Assumed Contracts”);

(d)                     all deposits, advances, pre-paid expenses and credits relating to the Business;

(e)                     all Intellectual  Property Rights relating to the Business, including without limitation the names “Legacy Media,” “Consumer Loyalty Group” and any similar name or a name containing similar terms;

(f)                     all goodwill and going concern value of the Business;

(g)                     except with respect to defenses available in respect of any Excluded Liabilities, all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued with respect to the Business, whether arising by way of counterclaim or otherwise;

(h)                     all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of the Sellers or otherwise relating to the Business;

(i)                     all Permits, certifications and licenses, authorizations, accreditations, qualifications, product or service registrations or similar rights to the extent that they are assignable, including as set forth on Schedule 2.2(i);

(j)                     all accounts receivable related to the Business;

(k)                     all information, files, correspondence, records (other than corporate records), data, plans, reports, contracts and recorded Knowledge, including client and employee files, customer, supplier, price and mailing lists, manuals, schematics, formulation, and all accounting or other books and records of the Business in whatever media retained or stored, including, without limitation, computer programs and disks; and

(l)                     the Insurance policies set forth on Schedule 2.2(l) (“Transferred Insurance Policies”);

(m)                     all cash and cash equivalents;

(n)                     all of the issued and outstanding shares of capital stock or equity interests, as applicable, of Proton Laboratories, Inc., a Washington corporation, owned by Legacy;

(o)                     all rights to pursue Proceedings against merchant account holders and to receive any and all proceeds from any such Proceeding; and

(p)                     all other tangible and intangible assets of any kind or description, wherever located, that are carried on the books of the Business or which are owned by the Sellers or used or held for use in the operations of the Business or shown on the Unaudited Balance Sheet that have not been disposed of by the Business since the Unaudited Balance Sheet Date in the ordinary course of business in accordance with past practices.

Section 2.3.       Excluded Assets.

Notwithstanding anything to the contrary set forth in this Agreement, the Assets will not include the following assets, properties and rights of the Parent or any Seller (collectively, the “Excluded Assets”):

(a)                     all rights of the Sellers under any and all Contracts that are not Assumed Contracts;

(b)                     any Permit or similar right that by its terms is not transferable to the Purchaser, including those set forth on Schedule 2.3;

(c)                     all refunds or claims for refunds due from federal, state and local Tax authorities with respect to federal, state and local income Taxes paid by the Sellers for periods ending on or prior to the Closing Date;

(d)                     any assets of any Seller Employee Benefit Plan;

(e)                     any of the rights of the Sellers under this Agreement;

(f)                     the charter documents of the Sellers, minute book, stock ledger, Tax Returns, and other constituent records relating to the corporate organization of the Sellers;

(g)                     all of the issued and outstanding shares of capital stock or equity interests, as applicable, of Channel Marketing Limited, a private limited company incorporated under English law (“Channel Marketing”), owned by CLG;

(h)                     all other tangible and intangible assets of any kind or description, wherever located, owned by and used solely in connection with the business of Myflick.com; and

   (i)  assets of the Parent and Sellers not related to the Business.

Section 2.4.       Assumed Liabilities.

(a)                     Anything contained herein to the contrary notwithstanding, except for the Assumed Liabilities described in Section 2.4(b), the Purchaser shall not and the Purchaser does not assume any liabilities or obligations (fixed or contingent, known or unknown, matured or unmatured) of the Sellers whether or not arising out of or relating to the Assets or the Business or any other business of the Sellers or Parent, all of which liabilities and obligations shall, at and after the Closing, remain the exclusive responsibility of the Sellers (as applicable).

(b)                     Effective as of the close of business on the Closing Date, the Purchaser will assume and agree to pay, discharge or perform, as appropriate, only the following Liabilities of Sellers with respect to the Business: (i) the obligations of the Sellers under the Assumed Contracts and Permits included in the Assets that relate to the operations of the Business subsequent to the Closing Date, except to the extent relating to breach or default under any such Assumed Contract or violation under such Permit by any Seller prior to the Closing Date; (ii) the accounts payable of the Sellers arising in the ordinary course of business of the Sellers, consistent with past practices, that are not related to a breach, default or violation by any Seller, as set forth in Schedule 2.4; (iii) the Liabilities of the Parent and any Seller in connection with the Business as set forth in Schedule 2.4 (the “Associated Liabilities”); and (iv) all Liabilities and obligations arising out of the operation of the Business by the Purchaser after the Closing Date, except to the extent specifically included in Excluded Liabilities (collectively, the “Assumed Liabilities”).

Section 2.5.       Excluded Liabilities.

Specifically, and without in any way limiting the generality of Section 2.4(a), the Assumed Liabilities will not include, and in no event will the Purchaser assume, agree to pay, discharge or satisfy, or otherwise have any responsibility for, any Liability or obligation (together with all other Liabilities of the Sellers or Parent that are not Assumed Liabilities, the “Excluded Liabilities”):

(a)                     owed to any Seller or any Affiliate of any Seller which was incurred prior to the Closing Date;

(b)                     for any Taxes of any Seller or any Affiliate of any Seller with respect to any period or portion thereof and any Taxes attributable to the Assets relating to any period or portion thereof ending on or prior to the Closing Date (provided, that with respect to any Tax that is imposed on a periodic basis and is payable for a taxable period that begins before and ends after the Closing Date, the portion of such Taxes that is payable for the portion of such taxable period ending on such Closing Date shall be the amount of such Tax for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Tax for the preceding period) multiplied by a fraction, the numerator of which is the number of days in the portion of such taxable period ending on such Closing Date and the denominator of which is the number of days in the entire taxable period);

(c)                     for any Indebtedness of any Seller or Parent, or any Indebtedness otherwise relating to the Business which was incurred prior to the Closing Date;

(d)                     relating to, resulting from or arising out of (i) claims made in pending or future suits, actions, investigations or other legal, governmental or administrative proceedings relating to events which have occurred, conditions arising, facts and circumstances existing, or the operation of the Business, prior to the Closing Date, or (ii) claims based on violations of Law, breach of contract, employment practices, intellectual property matters, product warranty, product liability, or environmental, health and safety matters or any other actual or alleged failure of the Parent or any Seller to perform any obligation, in each case arising out of or relating to events which have occurred, conditions arising, facts and circumstances existing, goods delivered or services performed, or the operation of the Business, prior to the Closing, including without limitation, any claims set forth in Schedules 4.10(a) or 4.11;

(e)                     pertaining to any Excluded Asset;

(f)                     for any Liability or reimbursement obligation to any third party payor arising out of or relating to the operation of the Business for periods prior to the Closing Date, other than accounts payable included in the Assumed Liabilities;

(g)                     relating to, resulting from or arising out of any former operations of any Seller that have been discontinued or disposed of prior to the Closing Date;

(h)                     under or relating to any Seller Employee Benefit Plan, whether or not such Liability or obligation arises prior to or after the Closing Date;

(i)                     any Liability for any employees of the Business with respect to the periods prior to the Closing Date, including any wages, salaries or otherwise, or any Liability for any severance or similar payments for any employees of the Business;

(j)                     of the Parent or any Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of the Parent or any Seller;

(k)                     any Liability related to any Proceeding, including without limitation, any Proceedings initiated by the FTC, or by a third party in connection with the activities subject to any such FTC Proceeding;

(l)                     all Liabilities of Parent or any Seller to Issa Gharibeh whether or not reflected in the Financial Statements; or

(m)                     relating to Channel Marketing.

Such Excluded Liabilities shall include all claims, actions, litigations and proceedings relating to any or all of the foregoing and all costs and expenses in connection therewith.

ARTICLE III
PURCHASE PRICE; ALLOCATIONS

Section 3.1.       Purchase Price.

(a)                     The purchase price for the Assets (the “Purchase Price”) shall be as follows: (i) the payment to the Parent of cash in the amount of $825,000 (the “Cash”), payable as set forth in Section 3.1(b) below; and (ii) the issuance to the Parent of 4,500,000 shares (the “Shares”) of common stock, par value $0.001, of the Purchaser (“Purchaser Common Stock”), which the Parties agree for purposes of the Agreement shall be valued at $0.75 per share issuable as set forth in Section 3.1(c) below.  In addition to the foregoing amount, as consideration for the grant, sale, assignment, transfer and delivery of the Assets, the Purchaser shall assume and discharge the Assumed Liabilities as such Assumed Liabilities mature according to their terms.

(b)       The Cash portion of the Purchase Price shall be payable as follows: (i) $125,000 (the “Deposit”) was paid upon the execution of the Prior Agreement by the Parties, (ii) $200,000 shall be payable at the Closing by the forgiveness of all indebtedness of the Parent evidenced by the Loan advanced to the Parent by or on behalf of Purchaser set forth in Article VI of this Agreement; (iii) $300,000 less the amount of interest accrued on the Loan as of the Closing Date (the “Closing Payment”) shall be payable at the Closing by check or the wire transfer of immediately available U.S. funds to such bank account as shall be designated in the Escrow Agreement by and between the Parent and Hodgson Russ LLP, as escrow agent (the “Escrow Agent”), substantially in the form set forth in Exhibit H (the “Escrow Agreement”); and (iv) $200,000 shall be payable in equal monthly installments (each, an “Installment Payment” and collectively, the “Installment Payments”) for 6 months commencing on the last day of the month following the Closing.

(c)       The Shares shall be issuable upon the Closing.  The Shares will be restricted with appropriate legends and stop transfer orders until such time as the Shares are eligible to be resold pursuant to an effective registration statement filed by Superfly Parent in accordance with the terms of the Registration Rights Agreement, or under the provisions of Rule 144, promulgated under the Securities Act, as amended; provided however, that 2,250,000 of the Shares will not be resold, transferred or otherwise distributed by the Parent until the FTC Proceedings are settled as contemplated by the provisions of Section 7.18; provided, however, that if the FTC Proceedings are not so settled on or before six (6) months from the Closing Date, Superfly Parent may demand the return of all or a portion of such 2,250,000 Shares as a non-exclusive remedy for indemnification purposes as contemplated by the provisions of Section 12.1(h).  At the Closing, Superfly Parent shall deliver or cause to be delivered to Superfly Parent’s transfer agent the instruction letter, instructing the transfer agent to issue the Shares to the Parent effective as of the Closing Date, and shall cause the transfer agent to have the Shares issued on the Closing Date.

Section 3.2.       Allocation of Purchase Price.

(a)       Within sixty (60) days following the Closing, the Purchaser shall prepare and deliver to the Parent, an allocation of the Purchase Price (and all other capitalized costs) among the Assets and the Assumed Liabilities in accordance with Code Section 1060 and the U.S. Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be conclusive and binding on the parties hereto.

(b)                     The parties shall report, act and file Tax Returns in a manner consistent with the allocations set forth in clause (a), except as required by applicable Law.  The Sellers and Parent shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the Purchaser may reasonably request to prepare such allocations.

Section 3.3.       Allocation of Certain Items.

With respect to certain expenses incurred with respect to the Assets in the operation of the Business, the following allocations will be made between the Purchaser and the Sellers:

(a)                     Taxes.  Ad valorem property Taxes (or any other Tax that is imposed on a periodic basis) will be apportioned at the Closing based upon the number of days in the taxable period before and after the Closing Date and the amounts set forth in the current Tax bills.

(b)                     Utilities.  Utilities, water and sewer charges will be apportioned based upon the number of Business Days occurring before and after the Closing Date during the billing period for each such charge.

Appropriate cash payments by the Purchaser, the Parent or the Sellers, as the case may require, shall be made hereunder from time to time as soon as practicable after the facts giving rise to the obligation for such payments are known in the amounts necessary to give effect to the allocations provided for in this Section 3.3.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND SELLERS

The Parent and each of the Sellers jointly and severally hereby represent and warrant to the Purchaser as follows:

Section 4.1.       Organization.

The Parent is a corporation duly formed and validly existing under the laws of Utah and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of Legacy and CLG is a limited liability company duly formed and validly existing under the laws of California, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Parent has heretofore made available to the Purchaser true, correct and complete copies of the charter documents of the Parent and each Seller as currently in effect and the company record books of Parent and each Seller with respect to actions taken by Parent and each Seller’s board of directors or applicable governing body, as applicable.  Schedule 4.1 contains a true and correct list of the jurisdictions in which Parent and each Seller is qualified or registered to do business, or is required by law to be so qualified.

Section 4.2.       Authorization; Enforceability; Ownership.

(a)                     Authorization; Enforceability. The Parent and each Seller has full power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the “Ancillary Documents”) and to perform its respective obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the applicable Ancillary Documents by Parent and each Seller and the performance by Parent and each Seller of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate member or manager action, as applicable, on the part of Parent and each Seller; provided that, the approval of a requisite vote or consent of shareholders of the Parent is required in connection with this Agreement and the transactions contemplated hereby.  This Agreement has been, and the Ancillary Documents will be as of the Closing Date, duly executed and delivered by Parent and the Sellers and do or will, as the case may be, constitute the valid and binding agreements of Parent and the Sellers, enforceable against Parent and each Seller in accordance with their respective terms.

(b)                     Ownership.  Parent owns 100% of the issued and outstanding equity interests in each Seller.  CLG owns 100% of the issued and outstanding shares of capital stock or equity interests, as applicable, of Channel Marketing.  Channel Marketing is dormant, and does not own or possess any assets of the Business.  CLG has no other subsidiaries.  Legacy has no subsidiaries.

Section 4.3.       Absence of Restrictions and Conflicts.

The execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party, the consummation of the transactions contemplated by this Agreement and the Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Ancillary Documents to which it is a party do not or will not, as the case may be, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in the Parent or any Seller the right to terminate, modify or cancel, or otherwise require any action, consent, approval, order, authorization, registration, declaration or filing with respect to (a) any term or provision of the charter documents of the Parent or any Seller, (b) except as indicated on Schedule 4.12(b), any Assumed Contract or any other material Contract, Permit or other instrument applicable the Parent, any Seller or the Business, (c) any judgment, decree or order of any court or Governmental Entity or agency to which the Parent or any Seller is a party or by which the Business or any of the Assets are bound or (d) except as set forth on Schedule 4.3, any Law which is material to the Parent or any Seller or the Business.

Section 4.4.       Real Property.

(a)                     Neither the Parent nor any Seller owns any real property that is used or held for use in connection with the Business.  Schedule 4.4 sets forth a complete and accurate list of all leases of real property to which any Seller or, with respect to the Business, Parent or any Affiliate of Parent has a continuing financial or other obligation (together with all fixtures and improvements thereon, the “Leased Real Property”).  Each Seller or Parent, as applicable, has a valid leasehold interest in such Leased Real Property, free and clear of any Liens.  The leases of the Leased Real Property are in full force and effect. All leases of Leased Real Property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

(b)                     The improvements on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used.  There are no condemnation, appropriation or similar proceedings pending or threatened against any of the Leased Real Property or the improvements thereon.

Section 4.5.       Title to Assets; Related Matters.

The Assets constitute all of the assets necessary and sufficient to conduct the operations of the Business in accordance with Parent’s and each Sellers’ past practices and as presently planned to be conducted by the Purchaser, except as specifically set forth in the definition of Excluded Assets.  Except as set forth in Schedule 4.5, the Sellers have (and will convey to the Purchaser at the Closing) good and marketable title to the Assets, free and clear of all Liens other than Permitted Encumbrances.  All plants, buildings, structures, equipment and other items of tangible personal property and assets included in the Assets: (a) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, consistent with standards generally followed in the industry; (b) are usable in the regular and ordinary course of business; and (c) conform in all material respects to all applicable laws, ordinances, codes, rules and regulations applicable thereto, and the Parent and Sellers have no Knowledge of any material defects or problems with any of the Assets.  The Sellers own, lease or license all of the Assets and neither Parent nor any Seller or Affiliate of Parent other than the Sellers has any rights with respect to the Assets.  No Person other than either Seller owns any equipment or other tangible personal property or assets either which are necessary to the operation of, or have been used or held for use in the operation of, the Business, except for the leased items that are subject to personal property leases.  Since December 31, 2007 (the “Unaudited Balance Sheet Date”), neither Seller has sold, transferred or disposed of any assets.  Schedule 4.5 sets forth a true, correct and complete list and general description of each material item of tangible personal property used or held for use in connection with the Business by the Sellers, the Parent or any Affiliate of Parent. There are no developments affecting any of the Assets pending or threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of such Assets.

Section 4.6.       Financial Statements.

(a)                     Schedule 4.6 contains true, correct and complete copies of (i) the unaudited balance sheets of the Sellers as of December 31 for each of the years ended December 31, 2005, 2006 and 2007 (such 2007 balance sheet, the “Unaudited Balance Sheet”), and the related statements of income and cash flows for the years then ended (the “Yearly Financial Statements”), and (ii) the unaudited interim balance sheet of the Sellers for the six-month period ended August 20, 2008 (the “Interim Balance Sheet” and, collectively with the Yearly Financial Statements, the “Unaudited Financial Statements”).

(b)                     Prior to the Closing Date, the Parent and Sellers shall deliver to Purchaser and Superfly Parent, pursuant to Section 7.16(a), true, correct and complete copies of the audited balance sheets of the Sellers as of December 31 for each of the years ended December 31, 2005, 2006 and 2007, and the related statements of income and cash flows for the years then ended (the “Audited Financial Statements” and collectively with the Unaudited Financial Statements, the “Financial Statements”).

(c)                     The Financial Statements have been, or in the case of the Audited Financial Statements will be, prepared in accordance with GAAP (except with respect to the Interim Balance Sheet, for the absence of notes thereto and year end audit adjustments which shall not be material), are, or in the case of the Audited Financial Statements will be, true, correct and complete and present fairly in all material respects the consolidated financial position of the Business, Assets and the Assumed Liabilities as of the dates thereof, and the related consolidated results of its operations and changes in cash flows for the periods then ended.  The Financial Statements are, or in the case of the Audited Financial Statements will be, based on the books and records of the Parent and Sellers which have been kept, and such Financial Statements have been, or in the case of the Audited Financial Statements will be, prepared, in accordance with GAAP applied on a consistent basis.  Since the Unaudited Balance Sheet Date, there has been no change in any of the accounting (and Tax accounting) policies, practices or procedures of the Parent or either Seller.

Section 4.7.       Accounts Receivable; Indebtedness.

(a)       All accounts receivable reflected on the Unaudited Balance Sheet arose from bona fide sales transactions in the ordinary course of business of the applicable Seller, are reflected therein at values determined in accordance with GAAP, reflect normal credit and payment terms consistent with the past practices of the Parent and Sellers, are collectible in accordance with their payment terms or are fully reserved against in the Unaudited Balance Sheet, and none of such accounts receivable reflect or will reflect consignment sales or sales on approval.  Except charge backs and penalties that occur in the ordinary course of the Business consistent with past practice and none of which are material individually or in the aggregate, neither the Parent nor any Seller has received notice of any counterclaims or set-offs against such accounts receivable for which allowances have not been established in accordance with GAAP.

(b)       All obligations of the Parent or Sellers constituting Indebtedness relating to the Business are listed on Schedule 4.7 or are otherwise listed in the Financial Statements.

Section 4.8.       No Undisclosed Liabilities.

(a)        The Sellers have no Liabilities, except for (i) the Liabilities set forth on Schedule 4.8; (ii) Liabilities listed on the Financial Statements; (iii) Liabilities that have arisen since the date of the Financial Statements in the ordinary course of business (provided that there is no such Liability that is material that relates to breach of Contract, breach of warranty, tort, infringement, violation of Law, Order or Permit, or any Proceeding; (iv) Liabilities under or arising out of the performance of Contracts disclosed on Schedule 4.12(a), or under or arising out of the performance of Contracts entered into after the date of this Agreement in accordance with the terms and conditions hereof, and (v) Liabilities disclosed in this Agreement or any Schedule to this Agreement.  Except as set forth on Schedule 4.8, no Seller has, either expressly or by operation of Law, assumed or undertaken any Liability of any other Person.

Section 4.9.       Absence of Certain Changes.

Since the Unaudited Balance Sheet Date and except as set forth in Schedule 4.9, there has not been (i) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Parent, any Seller, the Business, Assets or the Assumed Liabilities, (ii) any damage, destruction, loss or casualty to property or assets of the Business or included in the Assets, whether or not covered by insurance, (iii) any material change in the value or condition of the Business from the value or condition reflected in the Financial Statements; (iv) any action or event which, if occurring after the date of this Agreement, would violate Section 7.1 hereof; or (v) any Contract for Parent or any Seller to take any of the actions specified in this Section 4.9.

Section 4.10.      Legal Proceedings.

(a)        Except as set forth in Schedule 4.10(a), there are no Proceedings (or any basis therefor) pending, threatened against, relating to or involving Parent, any Seller, the Business, the Assets or the Assumed Liabilities by any person or before any Governmental Entity.  Parent and Sellers have delivered or made available to the Purchaser true, correct and complete copies of all material documents and material correspondence relating to such matters referred to in Schedule 4.10(a).

(b)        Except as set forth in Schedule 4.10(b), there are no Proceedings that (i) resulted in any criminal sanctions or (ii) within the last three (3) years, resulted in any payments, in each case by or against Parent, any Seller or any of their members, managers, employees, directors or officers in their capacity as members, managers, employees, directors or officers (whether as a result of a judgment, civil fine, settlement or otherwise) with respect to the Business, the Assets or Assumed Liabilities.

Section 4.11.      Compliance with Law.

Each Seller is (and has been at all times during the past five (5) years) in compliance in all material respects with all Laws applicable to the Business, the Assets or the Assumed Liabilities.  Except as set forth in Schedule 4.11, with respect to the Business, the Assets or the Assumed Liabilities, (i) neither the Parent nor any Seller has been charged with, received written notice with respect to or been under investigation with respect to, a violation of any applicable Law, (ii) no Seller is a party to or bound by any Order of any Governmental Entity, and (iii) the Parent or each Seller has filed all reports required to be filed with any Governmental Entity with respect to the Business, the Assets or Assumed Liabilities on or before the date hereof and all such reports are accurate and complete in all material respects and in material compliance with all applicable Laws.  Each Seller has all Permits required or desirable in connection with the conduct of the Business, all such Permits are in full force and effect, and all such Permits are listed on Schedule 4.11.

Section 4.12.      Seller Contracts.

(a)   Schedule 4.12(a) sets forth a true, correct and complete list of the following Contracts related to the Business, the Assets or the Assumed Liabilities:

(i)       all leases relating to the Leased Real Property or other leases or licenses involving any properties or assets (whether real, personal or mixed, tangible or intangible) involving an annual commitment or payment of more than $10,000 individually;

(ii)      all Contracts or agreements which limit or restrict a Seller or any members, managers, officers or key employees of the Parent or any Seller from engaging in any business in any jurisdiction;

(iii)     all franchising and licensing agreements;

(iv)      any Contract or agreement relating to the Intellectual Property;

(v)        any Contract or agreement with or for the benefit of an member, manager, employee, officer or director of the Parent or any Seller including any employment agreement;

(vi)      any Contract or agreement for capital expenditures or the acquisition or construction of fixed assets;

(vii)     any Contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or in connection with the transactions contemplated hereby;

(viii)    any Contract or agreement granting any Person a Lien on all or any part of any of the Assets;

(ix)      any Contract or agreement for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(x)       any Contract or agreement granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets;

(xi)      any Contract or agreement with any supplier, agent, distributor or representative that is not terminable without penalty on thirty (30) calendar days’ or less notice;

(xii)     any Contract or agreement for the granting or receiving of a license or sublicense or under which any Person is obligated to pay or have the right to receive a royalty, license fee or similar payment;

(xiii)    any Contract providing for the indemnification or holding harmless of any member, manager, officer, director, employee or other Person;

(xiv)     any joint venture or partnership Contract;

(xv)      any customer Contract for the provision of goods or services by the Business, including all outstanding orders or purchase orders;

(xvi)     any outstanding power of attorney empowering any Person to act on behalf of a Seller; and

(xvii)    all existing Contracts and commitments (other than those described in subparagraphs (i) through (xvi) of this Section 4.12(a)) that are material to the Business or entered into outside the ordinary course of business of the Business.

True, correct and complete copies of all Assumed Contracts have been made available to the Purchaser.

(b)                     The Assumed Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Parent and the applicable Seller and with respect to each other party to such Assumed Contracts.  There are no existing defaults or breaches of the Parent or any Seller under any Assumed Contract (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) and, to the Knowledge of Parent or any Seller, there are no such defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any Assumed Contract.  Neither the Parent nor any Seller has any Knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to such agreements.  Neither the Parent nor any Seller is participating in any discussions or negotiations regarding modification of or amendment to any Assumed Contract or entry in any new material contract applicable to the Business, Assets or the Assumed Liabilities.  Schedule 4.12(b) identifies each Assumed Contract that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby, including the assignment of such Assumed Contract to the Purchaser.

(c)                     Schedule 4.12(c) sets forth a true, correct and complete list of the Assumed Contracts that include a commitment or obligation on the part of any Seller, or the Parent on behalf of any Seller, in an amount that exceeds five percent (5%) of revenue for the Business during the past twelve (12) months (each a “Material Contract” and collectively, the “Material Contracts”), and identifies each Material Contract that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby, including the assignment of such Material Contract to the Purchaser.

Section 4.13.      Insurance Policies.

(a)                     Schedule 4.13(a) contains a complete and correct list of all insurance policies relating to the Business, the Assets or the Assumed Liabilities carried by or for the benefit of the Parent or any Seller, specifying the insurer, policy number, amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage will continue by virtue of premiums already paid.  The Parent and Sellers maintain insurance with reputable insurers for the Business and Assets against all risks normally insured against, and in amounts normally carried, by corporations of similar size engaged in similar lines of business and such coverage is sufficient.  All insurance policies and bonds with respect to the Business, Assets and the Assumed Liabilities are in full force and effect and will be maintained by the Parent or Sellers in full force and effect as they apply to any matter, action or event relating to each Seller, the Business, Assets and the Assumed Liabilities occurring through the Closing Date and the Parent and Sellers have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past five (5) years.  There is no claim by the Parent or any Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  All premiums payable under all such policies and bonds have been timely paid, and the Parent and Sellers have otherwise complied fully with the terms and conditions of all such policies and bonds.  Neither the Parent nor any Seller has any Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

(b)                     Schedule 4.13(b) contains a true, correct and complete list of all policies of liability, theft, fidelity, business interruption, life, fire, product liability, professional liability, workers compensation, health and other material forms of insurance required to be held by the Parent and each Seller pursuant to any Contract with a customer, vendor, payor or supplier.

Section 4.14.      Environmental, Health and Safety Matters.

Except as set forth in Schedule 4.14, with respect to the Business, Assets, the Assumed Liabilities and the Leased Real Property:

(a)                     the Parent and each Seller and the Business are in compliance in all material respects with all applicable Environmental Laws;

(b)                     the Parent and each Seller possesses, and is in full compliance with, all Permits and has filed all notices that are required under Environmental Laws, and the Parent and each Seller is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Laws or contained in any law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder, in each case in all material respects;

(c)                     there are no Liabilities arising in connection with or in any way relating to the Business, Assets, the Assumed Liabilities or the Leased Real Property of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, events, conditions, situations or set of circumstances, including notice of actual or threatened Liability under any foreign, state or local statute or ordinance from any Governmental Entity or any third party, which could reasonably be expected to result in or be the basis for any such Liability;

(d)                     no Hazardous Material has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released by the Business or by any of the products sold or installed by the Business;

(e)                     neither the Parent nor any Seller has imported, manufactured, stored, used, operated, transported, treated or disposed of any Hazardous Materials other than in compliance with all Environmental Laws; and

(f)                     for purposes of this Section 4.14, the terms “Parent” or “Seller” shall include any entity which is, in whole or in part, a predecessor of the Parent or respective Seller, as applicable.

Section 4.15.      Intellectual Property.

Schedule 4.15 sets forth a true and correct list of all Intellectual Property Rights of the Business that is registered with a Governmental Entity and the jurisdictions where each is registered.  The Parent and Sellers have good and marketable title to or possesses adequate licenses or other valid rights to use all Intellectual Property Rights, free and clear of all Liens and have paid all maintenance fees, renewals or expenses related to its Intellectual Property Rights.  Neither the use of the Intellectual Property Rights nor the conduct of the Business in accordance with the past practices, misappropriates, infringes upon or conflicts with any patent, copyright, trade name, trade secret, trademark or other Intellectual Property Rights of any third party.  There are no royalties or fees payable by the Parent or any Seller to any Person by reason of the ownership or use of any of the Intellectual Property Rights.  No party has filed a claim or threatened to file a claim against the Parent or any Seller alleging that it has violated, infringed on or otherwise improperly used the Intellectual Property Rights of such party.  To the Knowledge of the Parent or any Seller, no other Person is infringing upon any Intellectual Property Right of the Business.  All employees of the Parent and Sellers have signed customary assignment of inventions and other intellectual property in favor of the Sellers, and the Parent and each Seller has taken all reasonable precautions necessary to protect the Sellers’ trade secrets.

Section 4.16.      Transactions with Affiliates.

Except as set forth in Schedule 4.16, no member, manager, shareholder, employee, officer or director of Parent or any Seller, or any Person with whom any such employee, officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by all such Persons in the aggregate) or any Affiliate of any of the foregoing or any current or former Affiliate of the Parent or any Seller have any interest in: (a) any Contract, arrangement or understanding with, or relating to, the Business, the Assets or the Assumed Liabilities; or (b) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Parent or any Seller relating to the Business, the Assets or the Assumed Liabilities.  Schedule 4.16 also sets forth a complete list of all accounts receivable, notes receivable and other receivables and accounts payable owed to or due from any Affiliate to the Parent or any Seller relating to the Business, the Assets or the Assumed Liabilities.

Section 4.17.      Customer and Supplier Relations.

(a)                     Schedule 4.17(a) contains a complete and accurate list of the names and addresses of the top ten (10) customers of the Business for each of the 2006 and 2007 fiscal years, and for the 2008 stub period (the “Customers”).  No event has occurred that would materially and adversely affect the Parent’s or any Seller’s relations with any such Customer.  Except as set forth in Schedule 4.17(a), no Customer (or former customer) during the last twelve (12) months has canceled, terminated or made any written threat to cancel or otherwise terminate its Contract or to decrease its usage of the Business’s services or products.  Neither the Parent nor the Seller has received notice nor has any Knowledge to the effect that any current customer may terminate or materially alter its business relations with the Business, either as a result of the transactions contemplated by this Agreement or otherwise.

(b)                     Schedule 4.17(b) contains a complete and accurate list of the names and addresses of the top five (5) suppliers of the Business for each of the 2006 and 2007 fiscal years, and for the 2008 stub period (the “Suppliers”).  The Parent and Sellers maintain good relations with each of the Suppliers, and no event has occurred that would materially and adversely affect any Seller’s relations with any such Supplier.  Except as set forth in Schedule 4.17(b), no supplier (or former supplier) during the last twelve (12) months has canceled, terminated or made any threat to cancel or otherwise terminate its Contract or to decrease its supply of services or products.  Neither the Parent nor the Seller has received notice nor has any Knowledge to the effect that any current supplier may terminate or materially alter its business relations with the Business, either as a result of the transactions contemplated by this Agreement or otherwise.

Section 4.18.      Employee Matters.

(a)                     There are no Seller Employee Benefit Plans.

(b)                     The employees of the Business have not been, and currently are not, represented by any labor organization or group whatsoever.  Neither the Parent nor any Seller has been and is not a signatory to any collective bargaining agreement, and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization involving or representing employees of the Parent or any Seller has occurred, is in progress or is threatened.

(c)                     No workers’ compensation or retaliation claim, complaint, charge or investigation has been filed or is pending against the Parent or any Seller with respect to the Business, and the Parent and Sellers have maintained and currently maintain adequate insurance as required by applicable law with respect to workers’ compensation claims and unemployment benefits claims.

(d)                     The Parent and Sellers are in compliance in all material respects with all applicable laws, regulations and orders and all contracts or collective bargaining agreements governing or concerning labor relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupations safety and health, including, without limitation, ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, the Davis Bacon Act, the Walsh-Healy Act, the service Contract Act, Executive Order 11246, the Fair Labor Standards Act and the Rehabilitation Act of 1973 and all regulations under such acts.

Section 4.19.      Permits.

Except as set forth on Schedule 4.19, each Seller has all material Permits necessary for its operations in the conduct of the Business, such Permits are in full force and effect and no violations are or have been recorded in respect of any thereof, and no Proceeding is pending or threatened to revoke or limit any thereof.  The Parent and Sellers have taken all necessary action to maintain each Permit.  Schedule 4.19 contains a true, correct and complete list of all such Permits under which each Seller is operating or bound, and the Parent has furnished or made available to the Purchaser true, correct and complete copies of the Permits set forth on Schedule 4.19.  To the Knowledge of the Parent or any Seller, there is no proposed change in any applicable Law which would require any Seller to obtain any Permits not set forth on Schedule 4.19 in order to conduct the Business as presently conducted.  Except as set forth on Schedule 4.19, none of the Permits set forth on Schedule 4.19 shall be materially and adversely affected as a result of the Parent’s and Sellers’ execution and delivery of, or the performance of its obligations under, this Agreement or the consummation of the transactions contemplated hereby.  Schedule 4.19 contains a list of approvals of any Governmental Authority or any department thereof with respect to the products provided by the Business, or any preferred status, approval or other favorable determination of any Governmental Authority with respect to such products (the “Governmental Approvals”).  Such Governmental Approvals are in full force and effect, no event or circumstance has occurred that would result in a change of any such Governmental Approval, and such Governmental Approvals will not be affected by the transaction contemplated pursuant to this Agreement.

Section 4.20.      Brokers, Finders and Investment Bankers.

Except as set forth on Schedule 4.20, none of the Parent, Sellers, any members, managers, officers, directors, shareholders or employees of the Parent or any Seller or any Affiliate of the Parent or any Seller has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 4.21.      Taxes.

(a)                     Except as set forth on Schedule 4.21, the Parent and Sellers have filed (or caused to be filed) all Tax Returns required to be filed by it for all Pre-Closing Tax Periods that will have been required to be filed and/or paid on or prior to the Closing Date.

(b)                     The Parent and Sellers have timely paid (or caused to be timely paid) all Taxes, and all interest and penalties due thereon, for all Pre-Closing Tax Periods that will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any of the Assets, would otherwise adversely affect the Business or would result in the Purchaser becoming liable or responsible therefor.  The Parent and Sellers have complied with all applicable Laws relating to the payment and withholding of Taxes.

(c)                     The Parent and Sellers have established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay all Tax Liabilities, assessments, interest and penalties which arise from or with respect to the Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period (or, with respect to a Tax period that commences before but ends after the Closing Date, to the portion of such period up to and including the Closing Date), the non-payment of which would result in a Lien on any of the Assets, would otherwise adversely affect the Business or would result in the Purchaser becoming liable therefor.  Schedule 4.21(c) sets forth as of the Closing Date those taxable years for which any Seller’s Tax Returns are currently being audited by any taxing authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding.

(d)                     Neither the Parent nor any Seller or any of its predecessors is liable for any Taxes:  (i) under any agreement (including any Tax sharing agreements), (ii) as a transferee or (iii) under Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulation.

(e)                     As of the Closing Date, neither the Parent nor any Seller has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise.

(f)                     Neither the Parent nor any Seller is a foreign Person within the meaning of §1.1445-2(b) of the U.S. Treasury regulations promulgated under Section 1445 of the Code.

(g)                     The Parent and Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(h)                     No member, manager, director or officer (or employee responsible for Tax matters) of the Parent or Sellers expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  There is no dispute or claim concerning any Tax Liability of the Sellers either (x) claimed or raised by any authority in writing, or (y) as to which any of the Parent’s or Sellers’ members, managers, shareholders, directors and officers (and employees responsible for Tax matters) has Knowledge based upon personal contact with any agent of such authority.

Section 4.22.      Ethical Practices.

Neither the Parent nor any Seller nor any of their representatives has offered or given, and neither the Parent nor any Seller has Knowledge of any Person that has offered or given on their behalf, anything of value to: (a) any official of a Governmental Entity, any political party or official thereof, or any candidate for political office; (b) any customer, payor or member of the government; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, payor, member of the government or candidate for political office for the purpose of the following: (i) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (ii) inducing such Person to use such Person’s influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist any Seller in obtaining or retaining business for, or with, or directing business to, any Person; or (iii) where such payment would constitute a bribe, kickback or illegal or improper payment to assist any of the Sellers in obtaining or retaining business for, or with, or directing business to, any Person.

Section 4.23.      Privacy Laws; FTC.

(a)                     Except as set forth in Schedule 4.23, with respect to the Business, the Assets or the Assumed Liabilities, (i) neither the Parent nor any Seller has been charged with, received written notice with respect to or been under investigation with respect to, a violation of any applicable Law governing privacy and the use of information, (ii) neither the Parent nor any Seller is a party to or bound by any Order of the FTC, and (iii) the Parent and each Seller has filed all reports and required to be filed with the FTC with respect to the Business, the Assets or Assumed Liabilities on or before the date hereof and all such reports are accurate and complete in all material respects and in material compliance with all applicable Laws governing privacy and the use of information.

(b)                     The execution of this Agreement by the Parent each Seller will not violate the information-sharing terms of any agreement to which the Parent or such Seller is a party.

Section 4.24.      Vote Required.

The affirmative vote or consent of the holders of a majority of the outstanding shares of Parent Common Stock is required to approve and adopt this Agreement and the transactions contemplated hereby (the “Shareholder Consents”), and is the only vote or consent of the holders of any class or series of Parent’s capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

Section 4.25.      No Dissenter’s Rights.

Parent’s shareholders will not be entitled, under the Utah Act, to dissent from corporate action taken by Parent to consummate the transactions contemplated by this Agreement in connection with the Shareholder Consents.

Section 4.26.      Parent Public Filings.

Except as set forth on Schedule 4.26, all of the disclosures made by Parent and contained in its annual reports on Form 10-K for its fiscal year ended December 31, 2006 and its quarterly and current reports on Form 10-Q and Form 8-K, respectively, during its fiscal years 2006 through 2008, are complete, true and accurate in all material respects and do not contain any misleading statements or omit any disclosures otherwise required to make the statements contained therein not misleading.  Superfly Parent and the Purchaser acknowledge that the Parent has not filed its annual report for the fiscal year ended December 31, 2007, or of its quarterly reports on Form 10-Q for each of the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008;

Section 4.27.      Associated Liabilities.

All of the Associated Liabilities set forth in Schedule 2.4 are trade payables incurred in the ordinary course of business by either Seller or the Parent on behalf of the Business, and none of the Associated Liabilities arose from or relate to breach of or default of contract, breach of warranty, tort, infringement, violation of Law, Order or any Proceeding.

Section 4.28.      Disclosure.

(a)                     No representation, warranty or covenant made by the Parent or Sellers in this Agreement, the Schedules or the Exhibits attached to this Agreement, or any of the Ancillary Documents contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

(b)                     Prior to the execution of this Agreement, the Parent has delivered to the Purchaser true and complete copies of the Assumed Contracts, documents evidencing any of the Intellectual Property, and all security agreements and other instruments creating or imposing any security interest encumbrance or adverse claim on the Assets, and any other documents or instruments identified or referred to in this Agreement or the Schedules hereto.  Such delivery will not alone constitute adequate disclosure of those facts required to be disclosed on any Schedule to this Agreement, and notice of their contents (other than by express reference on a Schedule) will in no way limit the Parent’s or any Seller’s other obligations or the Purchaser’s other rights under this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SUPERFLY PARENT AND PURCHASER

The Purchaser hereby represents and warrants to the Parent and Sellers as follows:

Section 5.1.       Organization.

Superfly Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Indiana and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 5.2.       Authorization.

Each of Superfly Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and Ancillary Documents to be executed and delivered by it, to perform its obligations under this Agreement and the Ancillary Documents and to consummate the transactions contemplated by this Agreement and the Ancillary Documents.  The execution and delivery of this Agreement and the Ancillary Documents by each of Superfly Parent and the Purchaser, the performance by each of Superfly Parent and the Purchaser of its obligations under this Agreement and the Ancillary Documents, and the consummation of the transactions provided for in this Agreement and the Ancillary Documents have been duly and validly authorized by all necessary corporate action on the part of each of Superfly Parent and the Purchaser.  This Agreement has been and, as of the Closing Date, the Ancillary Documents will be, duly executed and delivered by each of Superfly Parent and the Purchaser and do or will, as the case may be, constitute the valid and binding agreements of each of Superfly Parent and the Purchaser, enforceable against each of Superfly Parent and the Purchaser, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 5.3.       Absence of Restrictions and Conflicts.

The execution, delivery and performance of this Agreement and the Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Ancillary Documents do not or will not, as the case may be, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, or otherwise require any action, approval, order, authorization, registration, declaration or filing with respect to: (a) any term or provision of the charter documents of Superfly Parent or the Purchaser; (b) any Contract to which Superfly Parent or the Purchaser is a party; (c) any judgment, decree or order of any Governmental Entity to which Superfly Parent or the Purchaser is a party or by which Superfly Parent or the Purchaser or any of its properties is bound; or (d) any permit, statute, law, rule, regulation or arbitration award of any Governmental Entity or public or regulatory unit, agency or authority applicable to Superfly Parent or the Purchaser, that in any case would be reasonably likely to prevent or materially delay the performance by Superfly Parent or the Purchaser of any of is obligations under this Agreement or the consummation of any of the transactions contemplated hereby.

Section 5.4.       Superfly Parent Public Filings.

All of the disclosures by Superfly Parent contained in its annual reports on Form 10-K/SB for its fiscal years ended December 31, 2006 and 2007 and its quarterly and current reports on Form 10-Q/SB and Form 8-K, respectively, during its fiscal years 2006 through 2008, that have been filed with the Commission, are complete, true and accurate in all material respects and do not contain any misleading statements or omit any disclosures otherwise required to make the statements contained therein not misleading.  The Parent and Sellers acknowledge that: (a) Superfly Parent has not filed its quarterly report on Form 10-Q for each of the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008, or an amendment to its current report on Form 8-K filed with the Commission on February 14, 2008; and (b)  as a result of the failure to timely file with the Commission its quarterly reports on Form 10-Q for such quarters, Superfly Parent failed to comply with the eligibility rule contained in NASD Rule 6530 and Superfly Parent’s common stock, par value $0.001 per share, was removed from the Over-the-Counter Bulletin Board on June 24, 2008.

Section 5.5.       Brokers, Finders and Investment Bankers.

Neither Superfly Parent, the Purchaser, nor any of their officers, directors, employees or Affiliates, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

ARTICLE VI
THE LOAN

Section 6.1.       Loan.

Superfly Parent has, within five (5) Business Days of the execution of the Prior Agreement, lent to the Parent the sum of $200,000 (the “Loan”).

Section 6.2.       Note.

Simultaneously with the Parent’s receipt of the Loan from Superfly Parent, as evidence of the Loan, the Parent executed and delivered to Superfly Parent a secured promissory note, a copy of which is set forth in Exhibit C attached hereto (the “Note”), which was guaranteed by each of the Sellers.  As collateral to secure payment of the Note and the Sellers’ guaranty, the Sellers pledged to Superfly Parent the merchant accounts, including without limitation the credit card reserve accounts, listed on Schedule 6.2 attached hereto (the “Pledged Accounts”).  In the event that the Closing shall not have occurred by March 31, 2009, or the Parent shall not have paid the Note in full by that date, then and in such event, Superfly Parent shall have the right, but not the obligation to convert the outstanding principal amount of the Note and all interest accrued thereon into shares of Parent Common Stock at a conversion price equal to $0.01 per share.

Section 6.3.       Guaranty; Pledge Agreement.

Simultaneously with the Parent’s receipt of the Loan from Superfly Parent, each of the Sellers executed and delivered to Superfly Parent a guaranty (the “Guaranty”), and Parent and each of the Sellers executed and delivered to Superfly Parent a pledge and security agreement (the “Pledge Agreement”), copies of which are set forth in Exhibit C attached hereto.

ARTICLE VII
CERTAIN COVENANTS AND AGREEMENTS

Section 7.1.       Conduct of Business of the Sellers.

From the date hereof until the Closing Date, the Sellers and the Parent shall, except as specifically required under this Agreement and except as otherwise consented to in writing by the Purchaser or Superfly Parent, conduct the Business in the ordinary course on a basis consistent with past practice, and use their respective reasonable best efforts to preserve intact their present business organizations, keep available the services of their present advisors, managers, officers and employees, preserve their relationships with customers, suppliers, licensors and others having business dealings with them, continue existing contracts as in effect on the date hereof for the applicable terms provided in such contracts, and not enter into any agreement, transaction or activity or make any commitment with respect to the Business, Assets or the Assumed Liabilities except those in the ordinary course of business on a basis consistent with past practice and not otherwise prohibited under this Section 7.1.  By way of illustration and not in limitation of the foregoing, the Sellers and Parent agree that they shall, unless consented to in writing by the Purchaser or Superfly Parent:

(a)                     not split, combine or reclassify or redeem, purchase or otherwise acquire any shares of its capital stock or other securities of the Sellers or declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or any combination thereof) in respect of any shares of capital stock or other securities of the Sellers, except for dividends paid by any subsidiary of the Parent other than the Sellers, or otherwise make any payment to any of their Affiliates;

(b)                     not authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents of the Sellers, including, without limitation, stock appreciation rights;

(c)                     preserve the relationships and goodwill of the Business;

(d)                     maintain Parent’s and each Seller’s existence and good standing in its respective jurisdiction of organization and in each jurisdiction in which the ownership or leasing of the Assets or the conduct of the Business requires such qualification;

(e)                     duly and timely file or cause to be filed all reports and returns required to be filed with respect to the Business, Assets or the Assumed Liabilities with any Governmental Entity and promptly pay or cause to be paid when due all Taxes, assessments and governmental charges with respect to the Business, Assets or the Assumed Liabilities, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

(f)                     maintain in existing condition and repair (ordinary wear and tear excepted), consistent with past practices, the Assets and all equipment, fixtures and other tangible personal property included in the Assets;

(g)                     not dispose of, permit to lapse, or license any rights to the use of any patent, trademark, trade name, service mark, license or copyright of the Business, including, without limitation, any of the Intellectual Property, or dispose of or disclose to any Person, any trade secret, formula, process, technology or know-how of the Business not heretofore a matter of public knowledge;

(h)                     not: (i) acquire, sell, lease, license, transfer or dispose of any assets of the Business; (ii) sell or factor any accounts receivable relating to the Business, with or without recourse; (iii) create, incur, assume or guarantee any Indebtedness; (iv) grant, create, incur or suffer to exist any Liens on the Assets which did not exist on the date hereof; (v) incur any liability or obligation (absolute, accrued or contingent) in any way affecting the Business, Assets or the Assumed Liabilities except in the ordinary course of business consistent with past practice; (vi) write-off any guaranteed checks, notes or accounts receivable with respect to the Business except in the ordinary course of business consistent with past practice; (vii) write-down the value of any Asset on the books or records of either Seller, except for depreciation and amortization in the ordinary course of business and consistent with past practice; (viii) prepay or cancel any debt with respect to the Business or waive any claims or rights with respect to the Business; (ix) authorize, commit to or make any equipment purchases or capital expenditures; (x) enter into any material contract or agreement with respect to the Business that would become an Assumed Contract; or (xi) make any payment of or toward any Indebtedness or other obligation on behalf of Parent, any Seller or any other Person including without limitation, any such Indebtedness or obligation that is an Excluded Liability, other than the payment of trade payables in the ordinary course of business consistent with past practice which shall be payable only when due in accordance with their respective terms;

(i)                     use their reasonable best effort to collect accountants receivable on a timely basis according to their respective terms;

(j)                     not increase in any manner the base compensation of, enter into any new bonus or incentive agreement or arrangement with, or terminate any of its members, managers, employees, directors or consultants that are employed in or under contract with the Business;

(k)                     not enter into, adopt or amend any Seller Employee Benefit Plan, or promise or commit to undertake any of the foregoing prior to the Closing Date;

(l)                     continue to extend customers of the Business credit, collect accounts receivable and pay accounts payable and similar obligations in the ordinary course of business consistent with past practice;

(m)                     perform in all material respects all of the Business’ obligations under all, and not default or suffer to exist any event or condition which with notice or lapse of time or both would constitute a default under any, Assumed Contract (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that is or would be an Assumed Contract;

(n)                     not pay, discharge or satisfy any claim, liability or obligation (absolute, contingent or otherwise) of the Business, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Financial Statements or incurred in the ordinary course of business consistent with past practice;

(o)                     not increase any reserves for contingent liabilities with respect to the Business (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practice);

(p)                     not settle or compromise any pending or threatened material litigation;

(q)                     maintain in full force and effect any policies of insurance with respect to the Business naming any Seller as a beneficiary or a loss payable payee, in the same amounts and coverage or comparable in amount and scope of coverage to that now maintained by or on behalf of the Sellers;

(r)                     not adopt any amendments to any Seller’s organizational documents;

(s)                     not adopt a plan of complete or partial liquidation or resolutions providing for such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Parent or any Seller;

(t)                     not change any of the accounting principles or practices used by it, except as required by GAAP, in which case written notice shall be provided to Purchaser and Superfly Parent prior to any such change;

(u)                     with respect to Taxes of or affecting any Seller or the Business, not make, change or revoke any election, change any accounting period, adopt or change any accounting method, filed any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment relating to any Seller or the Business, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, fail to timely file any Tax return, take a position on a Tax return not in keeping with prior practice or take or omit to take any other action, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission is outside the ordinary course of business or could have the affect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of any Seller or the Business;

(v)                     continue to maintain the Business’ books and records in accordance with GAAP consistently applied and on a basis consistent with the Business’ past practice;

(w)                     continue the Business’ cash management practices in the ordinary course of business consistent with past practice; or

(x)                     not authorize, recommend, propose, announce an intention, commit or agree to take, any of the foregoing actions.

In connection with the continued operation of the Business between the date hereof and the Closing Date, one (1) or more representatives of Parent and Sellers designated to Superfly Parent and Purchaser will confer in good faith on a prompt, regular and frequent basis, not less than weekly, with one (1) or more representatives of the Purchaser designated to the Parent (each a “Purchaser Representative” and collectively, the “Purchaser Representatives”); and Parent and Sellers shall follow or implement any advice, decisions or recommendations made by such Purchaser Representative(s) during such consultations or otherwise by Superfly Parent or Purchaser regarding operational matters and the general status of ongoing operations.  Parent and Sellers will notify the Purchaser of any event or occurrence that has had or may reasonably be expected to have a Material Adverse Effect on the Assets, liabilities, results of operations, business or prospects of the Business.  The Sellers and Parent acknowledge that the Purchaser does not and will not waive any rights it may have under this Agreement as a result of such consultations.  The Sellers and Parent shall not take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Sellers and Parent set forth in this Agreement becoming untrue, or would prevent the satisfaction of any conditions to Closing set forth in this Agreement.

In addition, Superfly Parent and/or the Purchaser may, at their option and in their sole and absolute discretion, cause the Parent and/or Sellers to implement such advice, decisions or recommendations made by the Purchaser Representative(s), or otherwise act on behalf of the Parent and/or Sellers, without their consent, to operate the Business; provided, however, that such operation shall be in the ordinary course of business, and neither Superfly Parent nor the Purchaser shall do or cause to be done anything or omit or cause to be omitted anything that is intended to adversely affect the Parent, any Seller or the Business; provided, further, that, in the event that the Closing does not occur and this Agreement is terminated, neither Superfly Parent nor the Purchaser nor any of their Affiliates shall have any Liability whatsoever in connection with any such actions or omissions and the Parent and each of the Sellers hereby forever release Superfly Parent and the Purchaser from any and all claims related thereto.

Section 7.2.       Inspection and Access to Information.

From the date of this Agreement to the Closing Date, the Sellers and Parent shall (a) provide the Purchaser and its designees with such information as the Purchaser may from time to time reasonably request with respect to the Business, the Assets and the Assumed Liabilities and the transactions contemplated by this Agreement, (b) provide the Purchaser and its designees, officers, counsel, accountants, actuaries, and other authorized representatives access during regular business hours and upon reasonable notice to the books, records, offices, personnel, counsel, accountants, actuaries, customers, suppliers and distributors of the Business as the Purchaser or its designees may from time to time reasonably request, and (c) permit the Purchaser and its designees to make such inspections thereof as the Purchaser may reasonably request.  Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of the Sellers.  No such investigation (or any disclosure made at any time by any Seller or Parent to the Purchaser) shall limit or modify in any way, or act or result in a waiver of, the Parent’s or any Seller’s obligations with respect to any breach of their representations, warranties, covenants or agreements contained herein (including, without limitation, conditions to Closing or indemnification obligations).

Section 7.3.       Notices of Certain Events.

The Sellers and Parent shall promptly notify the Purchaser of:

(a)                     any changes or events which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on the Business, the Assets or the Assumed Liabilities or otherwise result in any representation or warranty of the Parent or any Seller under this Agreement being inaccurate in any material respect;

(b)                     any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c)                     any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(d)                     any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Parent, any Seller, the Business, the Assets or Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10 or that relate to the consummation of the transactions contemplated by this Agreement; and

(e)                     the damage or destruction by fire or other casualty of any of the Assets or part thereof or in the event that any of the Assets or part thereof becomes the subject of any proceeding or, to the Knowledge of Parent or any Seller, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action;

provided, however, that no disclosure made pursuant to this Section shall have any effect with respect to Claims for indemnification pursuant to Article XII or for the purpose of determining satisfaction of conditions to Closing set forth in Section 9.1 or 9.2.

Section 7.4.       No Solicitation of Transactions.

None of the Sellers, the Parent nor any of their Affiliates shall, directly or indirectly, through any member, manager, officer, director, representative or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any Person, firm or corporation other than the Purchaser with respect to a sale of any portion of the Assets or the Business, or a merger, consolidation, business combination, sale of all or any substantial portion of the capital stock of any of the Sellers, or the liquidation or similar extraordinary transaction with respect to any Seller that may prevent or materially delay the performance by the Sellers of any of its obligations under this Agreement or the consummation of the transactions contemplated hereby.  The Parent and Sellers will notify the Purchaser orally (within one (1) Business Day) and in writing (as promptly as practicable) of all relevant terms of any proposals by a third party to do any of the foregoing which the Parent or any of its Affiliates or any of their respective officers, directors, partners, employees, investment bankers, financial advisors, attorneys, accountants or other representatives may receive relating to any of such matters and, if such proposal is in writing, the Parent will deliver to the Purchaser a copy of such inquiry or proposal and any other correspondence or other written materials received in connection therewith.

Section 7.5.       Reasonable Efforts; Further Assurances; Cooperation.

Subject to the other provisions of this Agreement, the Parties will each use their reasonable, good faith efforts to perform their obligations in this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all consents required as described on Schedule 4.12(b) and all regulatory approvals (including, but not limited to those identified in Sections 4.3 and 5.2) and to satisfy all conditions to their respective obligations under this Agreement and to cause the transactions contemplated in this Agreement to be effected in accordance with the terms of this Agreement and will cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including, without limitation:

(a)                     In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated by this Agreement or seeks damages in connection therewith, the Parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

(b)                     The Sellers and Parent will give any notices to third parties and use their reasonable best efforts (in consultation with the Purchaser) to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) disclosed or required to be disclosed in the Schedules to this Agreement, including, without limitation, the consents described in Schedule 4.12(b), (iii) required to avoid a breach of or default under any Assumed Contracts in connection with the consummation of the transactions contemplated by this Agreement or (iv) required to prevent a Material Adverse Effect on the assets, liabilities, results of operations, business or prospects of the Business, whether prior to or after the Closing Date.

(c)                     The Parties will give prompt notice to the other Party of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Sellers, the Parent or the Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any of the conditions specified in Article IX of this Agreement and (ii) any failure of any Seller, the Parent or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement; provided, however, that no disclosure made pursuant to this Section shall have any effect with respect to Claims for indemnification pursuant to Article XII or for the purpose of determining satisfaction of conditions to Closing set forth in Section 9.

Section 7.6.       Consents.

To the extent that third party consents relating to Assumed Contracts have not been obtained by the Sellers or Parent as of the Closing, and the Purchaser in its sole discretion waives the applicable Closing condition contained herein, the Sellers shall, during the remaining term of such Assumed Contracts (the “Non-Assignable Contracts”), use each of their respective reasonable best efforts to (a) obtain the consent of the applicable third party, (b) make the benefit of such Non-Assignable Contracts available to the Purchaser so long as the Purchaser fully cooperates with the Sellers or Parent and promptly reimburses the Sellers or Parent for all payments made by them (and otherwise approved by the Purchaser) in connection therewith, and (c) enforce at the request of the Purchaser and at the expense and for the account of the Purchaser, any rights of the Sellers arising from such Non-Assignable Contracts against the other party or parties thereto (including the right to elect or terminate any such Non-Assignable Contracts in accordance with the terms thereof).  The Sellers and Parent will not take any action or suffer any omission which would limit or restrict or terminate in any material respect the benefits to the Purchaser of such Non-Assignable Contracts unless, in good faith and after consultation with and prior written notice to the Purchaser, the Sellers or Parent are ordered orally or in writing to do so by a Governmental Entity of competent jurisdiction or the Sellers are otherwise required to do so by law; provided that if any such order is appealable, the Sellers or Parent will, at the Parent’s cost and expense, take such actions as are requested by the Purchaser to file and pursue such appeal and to obtain a stay of such order.  With respect to any such Non-Assignable Contract as to which the necessary approval or consent for the assignment or transfer to the Purchaser is obtained following the Closing, the Sellers shall transfer such Non-Assignable Contract to the Purchaser by execution and delivery of an instrument of conveyance reasonably satisfactory to the Purchaser, the Sellers and Parent within three (3) Business Days following receipt of such approval or consent.  Notwithstanding the foregoing, the Sellers shall not be indemnified to the extent of any losses which result from (a) any Seller’s or Parent’s failure to take any lawful action in accordance with the Purchaser’s reasonable instructions or (b) any Seller’s of Parent’s gross negligence or willful misconduct.

Section 7.7.       Public Announcements.

Subject to their respective legal obligations, the Purchaser, Sellers and Parent shall consult with one another regarding the timing and content of all announcements and public filings regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, Governmental Entities, employees, customers, payors or the general public and shall use reasonable efforts to agree upon the text of any such announcement or filing prior to its release.  Except as required by applicable Laws, no Seller or Parent shall make any public announcement with respect to the transactions contemplated by this Agreement, or the existence of this Agreement, without the prior written consent of Purchaser, and the Parties shall, to the extent practicable, coordinate with respect to any such announcement required by Law in accordance with the prior sentence.

Section 7.8.       Supplements to Schedules.

(a)                     By Sellers/Parent.  From time to time up to the Closing Date, for information purposes only the Sellers and Parent will promptly supplement or amend the Schedules which they have delivered pursuant to this Agreement with respect to any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby.  No supplement or amendment to any Schedule will have any effect with respect to claims for indemnification pursuant to Article XII or for the purpose of determining satisfaction of the conditions set forth in Section 9.2.  For purposes of determining whether there is any misrepresentation or breach of a warranty, covenant or agreement by the Sellers or Parent hereunder, the Schedules delivered by the Seller and Parent shall be deemed to include only the information contained therein on the date of this Agreement or as those Schedules may be amended or supplemental prior to the Closing in writing with the Sellers’, Parent’s and the Purchaser’s written consent.

(b)                     By Superfly Parent/Purchaser.  If, during the course of conducting due diligence, Superfly Parent and the Purchaser discover, in their sole and absolute discretion, that certain assets, liabilities and/or other items should and/or should not have been listed in the schedules, Superfly Parent or the Purchaser may, from time to time up to the Closing Date, direct or cause the Parent and Sellers to supplement or amend the schedules accordingly.

Section 7.9.       Insurance.

If requested by the Purchaser, the Sellers and Parent shall in good faith cooperate with the Purchaser and take all actions reasonably requested by the Purchaser that are necessary or desirable to permit the Purchaser to have available to it following the Closing the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of the Sellers with respect to the Business, the Assets or the Assumed Liabilities that are currently in force.

Section 7.10.      Non-Competition and Confidentiality.

(a)                     In consideration of the premises contained herein and the consideration to be received hereunder, and in consideration of, and as an inducement to the Purchaser to consummate the transactions contemplated by this Agreement, from the Closing Date until three (3) years after the Closing Date (the “Non-Compete Period”), the Parent and Sellers shall not, and they shall not permit their Affiliates to, whether as an agent, consultant, advisor, representative, shareholder, member, manager, partner or joint venturer, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business anywhere in the world that is competitive with the Business or any product of the Business as such Business is conducted as of the Closing Date.  The Parent and Sellers specifically agree that this covenant is an integral part of the inducement of the Purchaser to enter into this Agreement, and absent this covenant Purchaser would not enter into this Agreement and that Purchaser shall be entitled to injunctive relief in addition to all other legal and equitable rights and remedies available to it in connection with any breach by such Person or its applicable Affiliates of any provision of this Section 7.10 and that, notwithstanding the foregoing, no right, power, or remedy conferred upon or reserved or exercised by the Purchaser in this Section 7.10 is intended to be exclusive of any other right, power or remedy, each and every one of which (now or hereafter existing at law, in equity, by statute or otherwise) shall be cumulative and concurrent.

(b)                     Nothing herein shall prohibit the Parent or the Sellers from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, other than Superfly Parent, so long as the Parent or the Sellers have no active participation in the business of such corporation.

(c)                     During the Non-Compete Period, the Parent and Sellers shall not and shall not permit their Affiliates to, directly or indirectly through another Person: (i) induce or attempt to induce any employee of Superfly Parent, the Purchaser or any of their Affiliates to leave the employ of Superfly Parent, the Purchaser or any such Affiliate or in any way interfere with the relationship between Superfly Parent, the Purchaser or any such Affiliate, on the one hand, and any employee thereof, on the other hand; (ii) hire any person who was an employee of Superfly Parent, the Purchaser or any of their Affiliates until one (1) year after such individual’s employment relationship with Superfly Parent, the Purchaser or such Affiliate has ended; or (iii) induce or attempt to induce any customer, supplier, distributor, vendor, licensee or other business relation of the Business to cease doing business with Superfly Parent, the Purchaser or their Affiliate, or in any way interfere with the relationship between any such customer, supplier, distributor, vendor, licensee or business relation, on the one hand, and Superfly Parent, the Purchaser or such Affiliate, on the other hand.

(d)                     The Parent and Sellers acknowledge and agree that they have received and will receive sufficient consideration and other benefits as provided hereunder to clearly justify the restrictions contained in this Section 7.10.  The Parent and Sellers have carefully considered the nature and extent of the restrictions placed upon them by this Agreement, and hereby acknowledge and agree that the same are reasonable in time, scope and territory, do not confer a benefit upon the Purchaser or any of its Affiliates disproportionate to the detriment of the Parent or any Seller, are reasonable and necessary for the protection of the Purchaser and its Affiliates and are an essential inducement to the Purchaser to consummate the transactions contemplated by this Agreement.

(e)                     If, at the time of enforcement of this Section 7.10, a court or arbitrator holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area determined to be reasonable under the circumstances by such court or arbitrator, as applicable.

(f)                     The Parent and Sellers covenant and agree that they will not seek to challenge the enforceability of the covenants contained in this Section 7.10, nor will they assert as a defense to any action seeking enforcement of the provisions contained in this Section 7.10 (including an action seeking injunctive relief) that such provisions are not enforceable due to lack of sufficient consideration received by the Parent or Sellers. The Parties hereto agree and acknowledge that money damages would not be an inadequate remedy for any breach of this Section 7.10.  Therefore, in the event of a breach or threatened breach by the Parent or any Seller of this Section 7.10, the Purchaser or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 7.10 (without posting a bond or other security).

(g)                     Both before and after the Closing, the Parties shall not use or disclose to any Person, nor shall they permit their Affiliates to use or disclose to any Person, except as required by applicable Law or Order (and in such situation, after giving the Purchaser prior written notice of the proposed disclosure), any confidential or proprietary information of the other Party, for any reason or purpose whatsoever, and shall not make use of any of the confidential or proprietary information for their own purposes or for the benefit of any Person except the applicable Party or any of its Affiliates; provided, however, that the foregoing shall not apply to the Purchaser or Superfly Parent with respect to the Business following the Closing.

Section 7.11.      Risk of Loss.

The risk of loss with respect to the Assets shall remain with the Sellers and Parent until the Closing.  Until the Closing, the Sellers and Parent shall maintain in force all the policies of property damage insurance under which any of the Assets is insured.  If before the Closing any of the Assets is lost, damaged or destroyed and the loss, damage or destruction would likely result in a Material Adverse Effect on the Business or Assets, then:

(a)                     the Purchaser may terminate this Agreement in accordance with the provisions of Section 11.1; or

(b)                     the Purchaser may require the applicable Seller to assign to the Purchaser the proceeds of any insurance payable as a result of the occurrence of such loss, damage or destruction and to reduce the Purchase Price by the amount of the replacement cost of the Assets which were lost, damaged or destroyed less the amount of any proceeds of insurance payable as a result of the occurrence.

The provisions of this Section 7.11 shall be without prejudice to any other rights of the Purchaser under this Agreement.

Section 7.12.      Name Change.

Simultaneously with the Closing, the Sellers shall change their company names to remove any reference to the name “Legacy” or “Consumer Loyalty” or any other trade name used in the Business.  The Sellers and Parent agree that from and after the Closing, the Sellers and Parent shall, and shall cause their Affiliates to, cease to use any written materials, including, labels, packing materials, letterhead, advertising materials and forms, in each case which include the words “Legacy” or “Consumer Loyalty.”  As promptly as practicable after the Closing Date, the Sellers shall file in all jurisdictions in which it is qualified to do business any documents necessary to reflect such change of name or to terminate its qualification therein.  In connection with enabling the Purchaser, at or as soon as practicable after the Closing Date, to use the current company names the Sellers shall, simultaneously with the Closing, execute and deliver to the Purchaser all consents related to such change of name as may be requested by the Purchaser, and will otherwise cooperate with the Purchaser in effecting such name change.

Section 7.13.      Employment Agreements with Key Employees.

Purchaser and those employees of Parent or the Sellers listed in Schedule 7.13 (“Key Employees”) shall execute employment agreements, including confidentiality, non-compete and assignment of discoveries provisions (each, an “Employment Agreement” and collectively, the “Employment Agreements”) substantially in the form attached hereto as Exhibit D and on terms satisfactory to the Purchaser and Superfly Parent.

Section 7.14.      Registration of Shares; Distribution to Parent Shareholders.

Superfly Parent and Parent shall execute a Registration Rights Agreement (“Registration Rights Agreement”), substantially in the form attached hereto as Exhibit E, and on terms satisfactory to Superfly Parent, for the registration of the Shares with the Commission for resale by the Parent.  Subject to the provisions of Section 3.1(c), the Parent shall distribute all or a portion of such Shares to all of its shareholders on a pro rata basis, within one hundred eighty (180) days after the Closing, unless in the opinion of legal counsel to Parent, such distribution of such Shares would violate any federal or state securities laws in which case such Shares shall be so distributed within one hundred eighty (180) days after a registration statement has been filed with and deemed effective by the Commission and any state securities bureau, if applicable, or such distribution otherwise becomes legal in the opinion of legal counsel to Parent.

Section 7.15.      Shareholder Consents.

(a)                     As promptly as reasonably practicable following the execution of this Agreement, Parent shall take all action necessary in accordance with the Utah Act, Parent Articles and Parent Bylaws to obtain the requisite vote or consent of its shareholders by Shareholder Consents for the purpose of adopting and approving this Agreement and the transactions contemplated hereby.  Parent shall use its reasonable best efforts to solicit from its shareholders such Shareholder Consents in favor of the adoption and approval of this Agreement and the approval of the transactions contemplated hereby and will take all other action necessary or advisable to secure the consent of its shareholders as required by the Utah Act to obtain such approvals.  Parent shall ensure that the Shareholder Consents are solicited by Parent in compliance with the Utah Act, Parent Articles and Parent Bylaws, and all other applicable legal requirements.

(b)                     The Board of Directors of Parent (the “Parent Board”) shall unanimously recommend that Parent’s shareholders vote in favor of or consent to the adoption and approval of this Agreement and the transactions contemplated hereby, and neither the Parent Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Superfly Parent or Purchaser, the unanimous recommendation of the Parent Board that Parent’s shareholders vote in favor of and adopt and approve this Agreement and the transactions contemplated hereby.

(c)                     Parent shall use its best efforts to, as soon as practicable after the execution of this Agreement and prior to the mailing of the Shareholder Consents, to obtain an executed Voting Agreement from as many shareholders of the Parent as possible.

Section 7.16.      Audited Financial Statements; Financial Data.

(a)                     Audited Financial Statements.  As soon as practicable after the execution of this Agreement and prior to the Closing Date, Parent and Sellers shall provide to Superfly Parent and Purchaser true, correct and complete copies of the Audited Financial Statements satisfactory to Superfly Parent and Purchaser in their sole and absolute discretion.

(b)                     Financial Data.  During the period after execution of this Agreement and the Closing Date, as soon as practicable, Parent shall furnish to Parent (i) monthly profit and loss statements, (ii) a listing of accounts receivable, including aging, as of the end of each month, (iii) a listing of accounts payable, including aging, as of the end of each month, and (iv) such additional financial data as Superfly Parent or Purchaser may reasonably request.

Section 7.17.      Exhibits.

As promptly as reasonably practicable after the execution of this Agreement, the Parties shall negotiate and finalize all exhibits hereto.

Section 7.18.      FTC Proceedings.

Prior to and after the Closing, Parent and Sellers shall: (a) use their best efforts to pursue and obtain a settlement of any and all Proceedings initiated by the FTC against Parent, any Seller or the Business; and (b) not oppose the Stipulated Order for Permanent Injunction and Settlement of Claims for Monetary Relief proposed by the FTC on or about November 24, 2008, a copy of which is set forth in Schedule 7.18.

Section 7.19.      Issuance of Parent Common Stock to Superfly Parent/Conversion of Note.

If necessary to obtain the requisite vote or consent of the shareholders of Parent to adopt and approve this Agreement and the transactions contemplated hereby, and upon Superfly Parent’s partial conversion of the Note, Parent shall issue to Superfly Parent the amount of shares of Parent Common Stock necessary to obtain such requisite vote, up a maximum of 10,000,000 shares of Parent Common Stock, valued at $0.01 per share.  Superfly Parent agrees to partially convert the Note in accordance with the terms of this Section 7.19 if requested by Parent and if necessary to obtain the requisite vote or consent of the shareholders of Parent to adopt and approve this Agreement and the transactions contemplated hereby.

ARTICLE VIII
TAX AND EMPLOYEE MATTERS

Section 8.1.       Tax Cooperation.

The Purchaser, Sellers and Parent shall reasonably cooperate with each other in connection with the preparation or audit of any Tax Return(s) and any Tax claim or litigation in respect of the Business, Assets and the Assumed Liabilities, which cooperation shall include, but not be limited to, making reasonably available documents and employees, if any, capable of providing information or testimony.

Section 8.2.       Transfer Taxes.

All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by the Sellers and Parent.  The Purchaser, Sellers and Parent shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.  The Party that is required by applicable law to make the filings, reports, or returns with respect to any applicable Transfer Taxes shall do so, and the other Party shall cooperate with respect thereto as necessary.

Section 8.3.       Employees.

(a)                     The Parent and the applicable Seller shall be solely responsible and the Purchaser shall have no obligations whatsoever for any compensation or other amounts payable to any employee (or former employee) of each Seller, including, without limitation, bonus, salary, accrued vacations, fringe, pension or profit sharing benefits, or severance pay payable to any employee (or former employee) of the applicable Seller for any period relating to the service with the applicable Seller at any time prior to the Closing Date and the Parent or applicable Seller shall pay all such amounts to all entitled employees on or prior to the Closing Date.

(b)                     The Parent and the applicable Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of employees (or former employees), agents or “leased” employees of each Seller which claims relate to events occurring prior to the Closing Date.  The Parent and the applicable Seller also shall remain solely responsible for all worker’s compensation claims of any employees (or former employees), agents or “leased” employees of the applicable Seller which relate to events occurring prior to the Closing Date.  The Parent or applicable Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

ARTICLE IX
CONDITIONS TO CLOSING

Section 9.1.       Conditions to Each Party’s Obligations.

The respective obligations of each Party to consummate the transactions contemplated by this Agreement will be subject to the fulfillment or waiver, where permissible, at or prior to the Closing Date, of each of the following conditions:

(a)                     Shareholder Approval.  This Agreement and the transactions contemplated hereby, including the Acquisition, shall have been approved and adopted by the affirmative vote or consent of the Parent’s shareholders by Shareholder Consents to the extent required by the Utah Act, the Parent Articles and Parent Bylaws.

(b)                     Legality.  No provision of any applicable Law or regulation shall restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

(c)                     No Injunctions; Orders or Restraints.  There will be no effective Order issued by a Governmental Entity of competent jurisdiction to the effect that the purchase and sale of the Assets may not be consummated as provided in this Agreement, and no proceeding or lawsuit will have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice will have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

Section 9.2.       Conditions to Obligations of the Purchaser.

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

(a)                     Representations and Warranties.  The representations and warranties of the Sellers and Parent set forth in Articles IV shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that by their terms are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and except that the representations and warranties specifically made as of a different date shall be true and correct as of such date;

(b)                     Performance of Obligations of the Sellers and Parent.  The Sellers and Parent shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date;

(c)                     No Material Adverse Change.  Since the Unaudited Balance Sheet Date, there shall not have occurred (nor shall the Sellers or Parent have become aware of) any Material Adverse Effect in or affecting the Sellers, the Business, the Assets or the Assumed Liabilities;

(d)                     Parent Board Recommendation.  Neither the Parent Board nor any committee thereof shall have withdrawn, amended or modified, or proposed or resolved to withdraw, amend or modify in a manner adverse to Superfly Parent or Purchaser, the unanimous recommendation of the Parent Board that Parent’s shareholders vote in favor of or consent to the adoption and approval of this Agreement and the transactions contemplated hereby.

(e)                     No Proceeding.  There shall be no Proceeding pending before any Governmental Entity, or threatened to be filed or initiated, including, without limitation by any shareholder of Parent, which, in the reasonable judgment of any party, may result in the restraint or prohibition of the consummation of any transaction contemplated hereby or the obtaining of a material amount of damages from or other relief against Parent, any Seller or any of their members, managers, employees, directors or officers in such capacity, in connection with the consummation of any transaction contemplated hereby.

(f)                     Audited Financial Statements.  The Audited Financial Statements shall not differ in any material respect from the Unaudited Financial Statements and shall show assets and EBITDA as reflected on the Unaudited Financial Statements.

(g)                     Satisfactory Due Diligence.  Superfly Parent and Purchaser shall have completed and be satisfied with, in their sole and absolute discretion, the results of their due diligence investigation with respect to Parent, Sellers, the Business, the Assets and the Assumed Liabilities.

(h)                     Consents.  The Sellers or Parent shall have obtained and delivered to the Purchaser the written consent (or waivers with respect thereto) for the assignment of all Material Contracts and as otherwise set forth on Schedule 9.2(h), and all such consents and waivers shall be in full force and effect;

(i)                     Seller Certificates.  The Manager of each Seller and the President of the Parent shall have executed and delivered to the Purchaser a certificate as to compliance with the conditions set forth in Sections 9.2(a), (b) and (c);

(j)                     Indebtedness; Release of Liens.  Purchaser shall have received evidence, in form and substance reasonably satisfactory to the Purchaser, that all Liens affecting the Business and the Assets, other than Permitted Liens, have been released;

(k)                     Ancillary Documents.  The Sellers and Parent, as applicable, shall have delivered, or caused to be delivered, to the Purchaser the following:

(i)       executed deeds, bills of sale, instruments of assignment, certificates of title and other conveyance documents, dated the Closing Date, transferring to the Purchaser all of each Seller’s right, title and interest in and to the Assets, together with possession of the Assets, including a Bill of Sale for each Seller (the “Bill of Sale”) substantially in the form of Exhibit F attached hereto;

(ii)      documents evidencing the assignment of the Assumed Contracts, and the assignment of any Permits, including an Assignment and Assumption Agreement for each Seller (the “Assignment and Assumption Agreement”) substantially in the form of Exhibit G attached hereto;

(iii)     an assignment agreement with respect to Intellectually Property included in the Assets (the “Intellectual Property Assignment”), substantially in the form of Exhibit H attached hereto;

(iv)      the Voting Agreement;

(v)       the Employment Agreements, on terms satisfactory to the Purchaser and Superfly Parent;

(vi)      the Registration Rights Agreement, on terms satisfactory to Superfly Parent;

(vii)     a copy of resolutions of the board of directors of the Parent and the applicable governing body of each Seller authorizing the execution, delivery and performance of this Agreement by the Parent and Sellers and a certificate of the secretary or assistant secretary of the Parent and each Seller, dated as of the Closing Date, certifying: (x) the organizational documents of the Parent and each Seller, (y) that such resolutions were duly adopted and are in full force and effect, and (z) and attaching incumbency and specimen signatures of the officer(s) signing this Agreement;

(viii)    a certificate of the Secretary of State (or other applicable office) in which the Sellers are organized and qualified to do business, dated as of a date not more than ten (10) Business Days prior to the Closing Date, certifying as to the good standing and non-delinquent tax status of the Sellers;

(ix)      copies of all filings and/or notices made by the Sellers and the Parent with Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents;

(x)       all documents or other evidence satisfactory to Superfly Parent and the Purchaser, in their sole and absolute discretion, confirming that any Proceedings by the FTC against the Parent, any Seller or the Business have been settled; and

(xi)      all other documents required to be entered into by the Sellers and Parent pursuant to this Agreement or reasonably requested by the Purchaser to convey the Assets to the Purchaser or to otherwise consummate the transactions contemplated by this Agreement.

Section 9.3.       Conditions to Obligations of the Sellers and Parent.

The obligations of the Sellers and the Parent to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

(a)                     Representations and Warranties.  The representations and warranties of the Purchaser set forth in Article V shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that by their terms are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and except that the representations and warranties specifically made as of a different date shall be true and correct as of such date;

(b)                     Performance of Obligations by the Purchaser.  The Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date;

(c)                     Ancillary Documents.  The Purchaser shall have delivered, or caused to be delivered, to the Parent the following:

(i)       the Purchase Price including the Cash less the Deposit and certificates representing the Shares;

(ii)      executed deeds, bills of sale, instruments of assignment, certificates of title and other conveyance documents, dated the Closing Date, transferring to the Purchaser all of each Seller’s right, title and interest in and to the Assets, together with possession of the Assets, including the Bill of Sale;

(iii)     documents evidencing the assignment of the Assumed Contracts, and the assignment of any Permits, including the Assignment and Assumption Agreement;

(iv)      the Intellectual Property Assignment Agreement;

(v)       the Voting Agreement;

(vi)      the Employment Agreements;

(vii)     the Registration Rights Agreement;

(viii)    a copy of the resolutions of the board of directors of Superfly Parent and the Purchaser authorizing the execution, delivery and performance of this Agreement by Superfly Parent and the Purchaser, respectively, and a certificate of the secretary or assistant secretary or Superfly Parent and the Purchaser, dated as of the Closing Date, certifying: (x) the organizational documents of Superfly Parent and the Purchaser, (y) that such resolutions were duly adopted and are in full force and effect, and (z) and attaching incumbency and specimen signatures of the officer(s) signing this Agreement; and

(ix)      all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant to this Agreement or the Ancillary Documents.

ARTICLE X
CLOSING

The consummation of the transactions contemplated by this Agreement is referred to in this Agreement as the “Closing.”  The “Closing Date” will occur no later than three (3) Business Days following the date upon which all conditions precedent set forth in Article IX of this Agreement are satisfied or waived by the party for whose benefit such conditions exist, or on such other date as the Parties may agree.  The Closing will take place at the offices of Butzel Long, 380 Madison Avenue, New York, NY 10017, or at such other place as the Parties may agree.

ARTICLE XI
TERMINATION

Section 11.1.      Termination.

This Agreement may be terminated at any time at or prior to the Closing (the “Termination Date”):

(a)                     in writing by mutual consent of the Parties;

(b)                     by written notice from the Parent to the Purchaser, if the Purchaser (i) fails timely to perform in any material respect any of its covenants or agreements contained in this Agreement required to be performed by it on or prior to the Closing Date or (ii) materially breaches any of its representations and warranties contained in this Agreement, in each case which failure or breach is not cured within fifteen (15) days after the Parent has notified the Purchaser of its intent to terminate this Agreement pursuant to this subparagraph (b), provided that, if such failure cannot be cured within such fifteen (15) days, this Agreement shall not be terminated pursuant to this subparagraph (b) so long as diligent efforts are made by Purchaser to cure such failure;

(c)                     by written notice from Superfly Parent or the Purchaser to the Parent, if (i) any Seller or the Parent fails timely to perform in any material respect any of their covenants or agreements contained in this Agreement required to be performed by it on or prior to the Closing Date, (ii) any Seller or the Parent materially breaches any of their representations and warranties contained in this Agreement, in each case which failure or breach is not cured within fifteen (15) days after the Purchaser has notified the Parent of its intent to terminate this Agreement pursuant to this subparagraph (c), provided that, if such failure cannot be cured within such fifteen (15) days, this Agreement shall not be terminated pursuant to this subparagraph (c) so long as diligent efforts are made by Sellers and Purchaser to cure such failure, (iii) any Seller or Parent breaches the covenants set forth in Section 7.4, (iv) the requisite adoption and approval of this Agreement and the transactions contemplated hereby by the shareholders of the Parent by Shareholder Consents has not been obtained as of March 31, 2009, (v) Parent’s shareholders affirmatively vote against the approval and adoption of this Agreement and the transactions contemplated hereby, or (vi) the FTC Proceedings have not been settled as contemplated by the provisions of Section 7.18;

(d)                     by either the Purchaser or the Parent in the event that any condition to closing contained herein becomes incapable of being satisfied, provided that a Party shall not be entitled to terminate this Agreement pursuant to this clause (d) in the event the failure of such condition to be satisfied is due to breach or default of such Party or any of its Affiliates; or

(e)                     by either the Purchaser or the Parent if there shall be any Law or regulation that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

Section 11.2.      Effect of Termination.

(a)                     If this Agreement is terminated as permitted by Section 11.1, except as set forth in Section 11.2(b) or 11.2(c) below: (i) such termination shall be without liability of either Party (or any member, manager, shareholder, director, officer, employee, agent, consultant or representative of such Party) to the other Party to this Agreement; provided that if such termination shall result from the (x) failure of either party to fulfill a condition to the performance of the obligations of the other Party, (y) failure to perform a covenant of this Agreement or (z) breach by either Party hereto of any representation or warranty or agreement contained herein, such Party shall be fully liable for any and all damages incurred or suffered by the other party as a result of such failure or breach; (ii) the Parent shall reimburse the Purchaser or Superfly Parent, as designated by Superfly Parent, the amount of the Deposit which shall be payable within two (2) days of termination by wire transfer of immediately available U.S. funds to such bank account as designated by the Superfly Parent; and (iii) the entire principal balance of the Note and all interest accrued thereon (collectively, the “Note Amount”) shall become immediately due and payable, and the Parent shall pay to Purchaser or Superfly Parent or an Affiliate thereof, as directed by Superfly Parent, the Note Amount within two (2) days of termination by wire transfer of immediately available U.S. funds to such bank account as designated by Superfly Parent.  The provisions of Sections 7.7 (Public Announcements), this Section 11.2 (Effect of Termination), 13.1 (Notices), 13.6 (Controlling Law; Amendment), 13.7 (Consent to Jurisdiction, Etc.), 13.8 (Waiver of Jury Trial) and 13.15 (Transaction Costs) shall survive any termination hereof pursuant to Section 11.1.

(b)                     Notwithstanding anything to the contrary contained in Section 11.3(a), if this Agreement is terminated by the Parent solely pursuant to Section 11.1(b), Parent shall be entitled to a termination fee in the aggregate amount of $250,000 (collectively, the “Parent Termination Fee”) which shall be Parent’s liquidated damages and sole and exclusive right and remedy related to the termination of this Agreement pursuant to Section 11.1(b); provided, however, that Parent shall reimburse Purchaser or Superfly Parent, as directed by Superfly Parent, in the amount equal to the difference between (i) the Deposit, plus the amount of any loans or payments other than the Deposit made or paid by or on behalf of the Purchaser to Parent or any Seller prior to the Closing, and (ii) the Parent Termination Fee, which such reimbursement shall be payable within two (2) days of termination by wire transfer of immediately available U.S. funds to such bank account as designated by Superfly Parent.  The Parties hereby agree that Parent’s and Sellers’ damages in the event of termination of this Agreement pursuant to Section 11.1(b) are difficult to ascertain, and that the Parent Termination Fee is a fair and adequate compensation for such damages.

(c)                     Notwithstanding anything to the contrary contained in Section 11.3(a), if this Agreement is terminated by Superfly Parent or the Purchaser pursuant to (i) Section 11.1(c)(iii), (iv), (v) or (vi), or (ii) Section 11.1(d) with respect to the conditions to closing contained in Section 9.1(a), 9.2(d), 9.2(e), 9.2(f), 9.2(g), or 9.2(k)(x): (x) the Parent shall pay to Purchaser or Superfly Parent or an Affiliate thereof, as directed by Superfly Parent, a termination fee as follows (A) the payment of cash in the amount of the Deposit which shall be payable within two (2) days of termination by wire transfer of immediately available U.S. funds to such bank account as designated by Superfly Parent, and (B) the issuance to Purchaser or Superfly Parent or an Affiliate thereof, as directed by Superfly Parent, of such number of shares of Parent Common Stock equal to 25% of the number of issued and outstanding shares of Parent Common Stock as of the date of termination, on a fully-diluted basis (the “Termination Shares”), which shall be issued within two (2) days of termination (collectively, the “Purchaser Termination Fee”); (y) the Note Amount shall become immediately due and payable, and the Parent shall pay to Purchaser or Superfly Parent or an Affiliate thereof, as directed by Superfly Parent, the Note Amount within two (2) days of termination by wire transfer of immediately available U.S. funds to such bank account as designated by Superfly Parent; and (z) the Purchaser Termination Fee shall be the Purchaser’s liquidated damages and sole and exclusive right and remedy related to the termination of this Agreement pursuant to Section 11.1(c)(iii) or (iv) or 11.1(d).  The Parties hereby agree that Purchaser’s damages in the event of such termination of this Agreement are difficult to ascertain, and that the Purchaser Termination Fee is a fair and adequate compensation for such damages.

(d)                     Pursuant to a registration rights agreement to be entered into by the Parent and the holder of such Termination Shares as soon as practicable following the issuance of the Termination Shares pursuant to Section 11.2(c)(x)(B) above, which shall be on terms satisfactory to Superfly Parent, the Company shall, promptly and as soon as practicable after the issuance thereof, register the Termination Shares for resale by the holder of such Termination Shares pursuant to a registration statement filed by the Company with the Commission.

ARTICLE XII
INDEMNIFICATION

Section 12.1.      Indemnification Obligations of the Sellers and the Parent.

The Sellers and the Parent hereby jointly and severally indemnify, defend and hold harmless Superfly Parent, the Purchaser and its Affiliates, each of their respective officers, directors, employees, shareholders, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Purchaser Indemnified Parties”) from, against and in respect of any and all claims, Liabilities, losses (whether or not involving a third party claim), costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of, relating to or in connection with:

(a)                     any Liability of the Sellers or the Parent of any nature whatsoever, except the Assumed Liabilities;

(b)                     events or circumstances occurring or existing with respect to the ownership, operation and maintenance of the Business, Assets and the Assumed Liabilities on or prior to the Closing Date, except the Assumed Liabilities;

(c)                     the untruth, breach or inaccuracy of any representation or warranty made by a Seller or Parent in this Agreement or in the Ancillary Documents;

(d)                     any breach of any covenant, agreement or undertaking made by a Seller or Parent in this Agreement or in the Ancillary Documents;

(e)                     any fees, expenses or other payments incurred or owed by the Parent or any Seller to any brokers, financial advisors or comparable other Persons retained or employed by the Parent or the Sellers in connection with the transactions contemplated by this Agreement and the Ancillary Documents;

(f)                     non-compliance by the Parties with any applicable bulk sales legislation;

(g)                     any fraud, willful misconduct or bad faith of the Parent or any Seller in connection with this Agreement or the Ancillary Documents;

(h)                     any Proceedings by the FTC, or by a third party in connection with the activities subject to such FTC Proceedings, related to the Parent, any Seller, the Business or any of their respective managers, officers, directors, members, shareholders, employees, agents or representatives for events or actions that have occurred in connection with the Business involving the Parent or any Seller prior to the Closing Date (collectively, the “FTC Claims”); and the extension of the FTC Claims to, or the initiation of Proceedings by the FTC or any third party against, the Purchaser, Superfly Parent, any of their Affiliates or any of their respective officers, directors, managers, shareholders, members, employees, agents or representatives, including, without limitation, attorneys’ fees and expenses, related to the facts and circumstances that are the subject of the FTC Claims; and

(i)                     any Liability of the Sellers or the Parent with respect to the restatement of financials contained in the Parent’s annual reports on Form 10-K for the fiscal years ended December 31, 2006 and 2007, as amended.

The claims, Liabilities, losses (including, without limitation, diminution in value of Assets or equity interests), costs, expenses (including reasonable attorneys’ and accountants’ and other professionals’ fees and litigation expenses), penalties, fines, damages, shortages, assessments, Tax deficiencies and Taxes (including interest and penalties thereon) incurred in connection with the receipt of indemnification payments (including interest or penalties thereon) arising from or in connection with any such matter that is the subject of indemnification under this Article XII, whether or not foreseeable, of the Purchaser Indemnified Parties described in this Section 12.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as the “Purchaser Losses.”

Section 12.2.      Indemnification Obligations of the Purchaser.

The Purchaser will indemnify and hold harmless the Sellers and Parent and their members, managers, officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all claims, Liabilities, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:

(a)                     the Assumed Liabilities;

(b)                     any untruth, breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement or in any of the Ancillary Documents;

(c)                     any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or in any of the Ancillary Documents;

(d)                     any fees, expenses or other payments incurred or owed by the Purchaser to any brokers, financial advisors or comparable other Persons retained or employed by Superfly Parent or the Purchaser in connection with the transactions contemplated by this Agreement and the Ancillary Documents; or

(e)                     any fraud, willful misconduct or bad faith of the Purchaser in connection with this Agreement or the Ancillary Documents.

The claims, Liabilities, losses, costs, expenses (including reasonable attorneys’ and accountants’ and other professionals’ fees and litigation expenses), penalties, fines, damages, shortages, assessments, Tax deficiencies and Taxes (including interest and penalties thereon) incurred in connection with the receipt of indemnification payments (including interest or penalties thereon) arising from or in connection with any such matter that is the subject of indemnification under this Article XII, whether or not foreseeable, of the Seller Indemnified Parties described in this Section 12.2 as to which the Seller Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as the “Seller Losses.”

Section 12.3.      Indemnification Procedure.

(a)                     Promptly after receipt by a Purchaser Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Losses or Seller Losses, as the case may be, such Indemnified Party will notify the Purchaser, the Parent or the Sellers, as the case may be (the “Indemnifying Party”), promptly following the Indemnified Party’s receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim.  The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within ten (10) days thereafter assuming full responsibility for any Purchaser Losses or Seller Losses, as the case may be, resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel.  If, however, the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such ten (10) day period, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one (1) counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding.  In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense.  The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b)                     No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 12.3(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim.  An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c)                     In the event any Indemnified Party should have a claim for indemnity against any Indemnifying Party that does not involve a third party claim, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party.  Such notice shall specify the basis for such claim.  The failure by any Indemnified party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 12.3(c), it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 12.4.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article XII, or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article XII, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined.  If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnifying Party and the Indemnified Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

(d)                     Notwithstanding the foregoing provisions or any other provision in this Agreement to the contrary, in connection with any Proceedings subject to Section 12.1(h), the Purchaser Indemnified Parties shall be entitled to, at its option: (i) approve the Indemnifying Party’s choice of counsel to their satisfaction in their sole discretion; or (ii) assume the defense of such Proceedings, including the retention of counsel satisfactory to the Purchaser Indemnified Parties in their sole discretion, the cost of which (including fees, expenses and disbursements) shall be borne by the Indemnifying Party as provided in Section 12.1(h).

Section 12.4.      Claims Period.

For purposes of this Agreement, a “Claims Period” shall be the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party.  The Claims Periods under this Agreement shall begin on the date hereof and terminate as follows:

(a)                     The covenants and agreements of the Purchaser, the Sellers and the Parent, as applicable, shall survive in accordance with their terms and unless otherwise specified therein, shall survive indefinitely.  All representations and warranties of the Purchaser, the Sellers and the Parent, as applicable, and all claims or Proceedings with respect thereto, shall survive for a period of one (1) year after the Closing Date, except that the representation and warranties of the Sellers and Parent set forth in Section 4.2 (Authorization; Enforceability; Ownership), 4.14 (Environmental), 4.18 (Employee Matters) and 4.21 (Taxes) shall survive the Closing until the expiration of the applicable statute of limitations.

(b)                     Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.  The Sellers’ and the Parent’s indemnification obligations under this Article XII include, without limitation, the obligation to pay and reimburse the Purchaser for all Purchaser Losses, whether or not arising due to third party claims.

Section 12.5.      Reliance

Each Party hereto shall be entitled to rely upon, and shall be deemed to have relied upon, all representations, warranties and covenants of each other Party set forth in this Agreement which have been or are made in favor of such Party, and the rights of the Purchaser under this Article XII shall not be affected, notwithstanding (a) the making of this Agreement, (b) any investigation or examination conducted with respect to, or any Knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the Parties hereto or (c) the Closing hereunder.

Section 12.6.      Payment of Claims; Right of Set-off.

The Purchaser shall have the right (but not the obligation) to reduce any amount owed by the Purchaser to the Sellers or the Parent under this Agreement, any Ancillary Documents or otherwise by (a) any amount owed by a Seller or the Parent to the Purchaser under this Agreement, any Ancillary Documents or otherwise, and (b) any Purchaser Losses incurred as a result of the indemnification events set forth in Section 12.1.  In the event that the Purchaser elects to exercise a right of set-off under this Section 12.6, the Purchaser shall deliver a written notice to the applicable Seller or the Parent specifying the amount thereof.

ARTICLE XIII
MISCELLANEOUS PROVISIONS

Section 13.1.      Notices.

All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the Party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally or by facsimile or other electronic transmission or sent by registered or certified mail (return receipt requested) or by next day courier (with evidence of delivery and postage and other fees prepaid) as follows:

To the Purchaser:	Superfly Advertising, Inc.
420 Lexington Avenue, Suite 450
New York, New York 10170
Attn: Curtis H. Staker
Facsimile: 212.355.1297
Email: cstaker@superflyadvertising.com

with a copy (which shall not constitute notice) to:

Butzel Long
380 Madison Avenue, 22nd Floor
New York, NY 10017
Attn: Jane Greyf, Esq.
Facsimile: 212.818.0494
E-mail: greyf@butzel.com

To the Sellers or Parent:	c/o Commerce Planet, Inc.
30 S. La Patera Lane
Goleta, CA 93117
Attn: Anthony G. Roth
Facsimile: 805.456.2991
E-mail: troth@commerceplanet.com

with a copy (which shall not constitute notice) to:

Hodgson Russ LLP
1540 Broadway, 24th Floor
New York, NY 10036
Attn: Stephen A. Weiss, Esq. and Eric Pinero, Esq.
Facsimile: 212.751.0928
Email: sweiss@hodgsonruss.com and epinero@hodgsonruss.com

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing.  Any notice which is delivered personally or by facsimile or other electronic transmission in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party or its agent.  Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the Party to which it is addressed at the close of business, local time of the recipient, on the fourth Business Day after the day it is so placed in the mail (or on the first Business Day after placed in the mail if sent by overnight courier) or, if earlier, the time of actual receipt.

Section 13.2.      Schedules and Exhibits.

The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

Section 13.3.      Assignment; Successors in Interest.

No assignment or transfer by any Party of such Party’s rights and obligations under this Agreement will be made except with the prior written consent of the other Parties to this Agreement; provided, however, that the Purchaser may assign any or all of its rights, obligations and interests hereunder without any such written consent to any Affiliate of the Purchaser.  This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

Section 13.4.      Number; Gender.

Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

Section 13.5.      Captions.

The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.  Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.

Section 13.6.      Controlling Law; Amendment.

This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to contracts made within such state.  This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 13.7.      Consent to Jurisdiction, Etc.

Except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought to the jurisdiction of the courts of the State of New York or the federal courts located in the New York, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  The Parties agree that, after a legal dispute is before a court as specified in this Section 13.7, and during the pendency of such dispute before such court, all actions, suits, or proceedings with respect to such dispute or any other dispute, including without limitation, any counterclaim, cross-claim or interpleader, shall be subject to the jurisdiction of such court.  Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Each Party hereto agrees that a final judgment in any action, suit or proceeding described in this Section 13.7 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws.

Section 13.8.      WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.9.      Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

Section 13.10.     Counterparts; Electronic Signatures.

This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.  Facsimile, PDF or other electronic signatures to this Agreement shall have the same effect as original signatures.

Section 13.11.     Enforcement of Certain Rights.

Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

Section 13.12.     Waiver.

Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party.  A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by a Party of a condition to Closing will not be considered as a waiver of any rights to indemnification that may be claimed by such Party with respect to the matters relating to such waived condition.  A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 13.13.     Integration.

This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings (both written and oral) among the Parties with respect to the subject matter of this Agreement, including, without limitation, the Letter of Intent dated July 29, 2008 from Superfly Parent to the Parent and countersigned by the Parent on July 31, 2008.

Section 13.14.     Cooperation Following the Closing.

Following the Closing, each of the Parties shall deliver to the others such further information and documents and shall execute and deliver to the others such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.

Section 13.15.     Transaction Costs.

Except as provided above or as otherwise expressly provided herein, (a) the Purchaser will pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Parent will pay the fees, costs and expenses of the Sellers and the Parent incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel, and the costs pf the audit of the Business.

Section 13.16.     Interpretation; Construction.

(a)                     The term “Agreement” means this agreement together with all Schedules, Annexes and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.  Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa.  The use in this Agreement of the term “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder,” “hereby,” “hereto,” “hereinafter” and other words of similar import refer to this Agreement as a whole, including the Schedules, Annexes and Exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement.  All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the Schedules, Annexes and Exhibits attached to this Agreement, except where otherwise stated.  The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require.  The use in this Agreement of the terms “furnished,” “provided,” “delivered,” “made available” and similar terms refers, with respect to the provision of information and documents to the Purchaser, in addition to the physical delivery of such information or documents to the Purchaser, to such information and/or documents as are made available by the Parent, the Sellers, or any of their respective employees, consultants, advisors or attorneys.

(b)                     The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(c)                     Each of the Sellers and the Parent hereby acknowledges and agrees that (i) it has had the opportunity to consult with its own counsel with respect to the subject matter of this Agreement, and has read and understands all of the provisions of this Agreement (including the Schedules and Exhibits to this Agreement), and (ii) any assistance provided by the Purchaser or the Purchaser’s counsel with respect to the preparation of the Schedules and Exhibits to this Agreement shall, unconditionally, not be construed as knowledge of any of the matters set forth therein.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the Parties have caused this Amended and Restated Asset Purchase Agreement to be duly executed, as of the date first above written.

SUPERFLY PARENT

SUPERFLY ADVERTISING, INC., A DELAWARE CORPORATION

By: /s/ Richard J. Berman
Name: Richard J. Berman
Title: Chairman of the Board

PURCHASER

SUPERFLY ADVERTISING, INC., AN INDIANA CORPORATION

By: /s/ Richard J. Berman
Name: Richard J. Berman
Title: Chief Executive Officer

PARENT

COMMERCE PLANET, INC.

By: /s/ Anthony G. Roth
Name: Anthony G. Roth
Title: President and Chief Executive Officer

SELLERS

LEGACY MEDIA, LLC

By: Commerce Planet, Inc., as parent corporation

By: /s/ Anthony G. Roth
Name: Anthony G. Roth
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

CONSUMER LOYALTY GROUP, LLC

By: Commerce Planet, Inc., as parent corporation

By: /s/ Anthony G. Roth
Name: Anthony G. Roth
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]